As filed with the Securities and Exchange Commission on June 26, 2000
                                                   Registration No. 333-94695

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                               Amendment No. 4 to
                                   Form SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                               GoHealth.MD, Inc.
                 (Name of small business issuer in our charter)
                              --------------------
                            Nugget Exploration, Inc.
                     (Former name of small business issuer)
  Nevada                         7370                         83-0250943
(State of jurisdiction of   (Primary Standard Industrial  I.R.S. Employer
incorporation or organization) Classification Code Number) Identification No.)
                              --------------------
                              2051 Springdale Road
                         Cherry Hill, New Jersey 08003
                                 (800) 204-1902
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Dr. Leonard Vernon, President
                              2051 Springdale Road
                         Cherry Hill, New Jersey 08003
                                 (800) 204-1902
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and name, address and telephone number of agent for service)

                          Copies of Communications to:
                           Russell U. Schenkman, Esq.
                                Hale & Schenkman
                          13 Roszel Road, Suite C-225
                          Princeton, New Jersey 08540
                            Telephone: 609-452-0110
                            Facsimile: 609-799-1555

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]


                        CALCULATION OF REGISTRATION FEE

Title of each class of   Amount of securities  Proposed Maximum  Proposed maximum     Amount of
securities to be         to be                 offering per      aggregate offering   registration
registered               registered (1)        share (3)         price (2) (3)        fee
------------             ----------            ----------        ----------           ----------

Common Stock, par        1,764,500 (2)         $ 3.50            $ 6,175,575          $   1,600
value $0.01, per share     621,000 (2)           4.625           $ 2,872,125          $     795
===========              ===========           ==========        ===========          ===========
TOTAL                    2,385,500                               $ 9,047,700          $   2,392

(1) Represents the shares of common stock being registered for resale by the selling securityholders.

(2) Includes common stock issuable upon exercise of warrants and options. Pursuant to Rule 416, the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by us to the selling securityholder upon exercise of the warrants and options. That number of shares is subject to adjustment under anti-dilution provisions included in the warrants and options covering the additional issuance of shares by GoHealth resulting from stock splits, stock dividends or similar transactions.

(3) Estimated pursuant to Rule 457(c) and (g) under the Securities Act of 1933 solely for purposes of computing the amount of the registration fee. The fee for the common stock was based on the average of the bid and ask price of the common stock reported on the Over-the-Counter (OTC) Bulletin Board on April 12, 2000 and on June 20, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             CROSS REFERENCE SHEET

CAPTION IN FORM SB-2                                   CAPTION IN PROSPECTUS
--------------------                                   ---------------------

1.Front of Registration State and outside front        Front cover
  cover of Prospectus

2.Inside front and outside back cover of Prospectus    Inside front

3.Summary information and Risk Factors                 Summary; Risk Factors

4.Use of Proceeds                                      Use of Proceeds

5.Determination of Offering Price                      Plan of Distribution

6.Dilution                                             Not Applicable

7.Selling Security Holders                             Selling Securityholders

8.Plan of Distribution                                 Plan of Distribution

9.Legal Proceedings                                    Business

10.Directors, Executive Officers, Promoters
and Control Persons                                    Directors and
                                                       Executive Officers

11.Security Ownership of Certain Beneficial
Owners and Management                                  Security Ownership of
                                                       Certain Owners and
                                                       Management

12.Description of Securities                           Description of Securities

13.Interest of Named Experts and Counsel               Not Applicable

14.Disclosure of Commission Position of                Indemnification for
   Indemnification for Securities                      Securities Act
                                                       Liabilities

15. Organization in last five years                    Not applicable

16.Description of business                             Business

17.Management's Discussion and Analysis or             Management's Discussion
   plan of Operations                                  and Analysis or Plan of
                                                       operations

18.Description of Property                             Business

19.Certain Relationships and Related Transactions      Certain Relationships
                                                       and Related Transactions

20.Market for Common Equity and Related                Market for Common Equity
   Stockholder Matters                                 and Related Stockholder
                                                       Matters

21.Executive Compensation                              Executive Compensation

22.Financial Statements                                Financial Statements

23.Changes in Disagreements with Accountants on        Changes in Disagreements
     Accounting and Financial Disclosure               with Accountants on
                                                       Accounting and Financial
                                                       Disclosures

                                2,385,500 SHARES
                               GOHEALTH.MD, INC.
                                  COMMON STOCK

     2,385,500 shares of common stock are being offered by our securityholders named under the heading "Selling Securityholders" appearing at page 20. We will not receive any of the proceeds from the sale of common stock by the securityholders. However, we will receive amounts upon exercise of outstanding options or warrants.

     Our common stock is traded on the National Association of Securities Dealers, Inc., OTC Bulletin Board under the symbol "GOMD." On June 20, 2000, the price for our common stock was $4.25 per share.

     Investing in the common stock involves certain risks, see "Risk Factors" on page 7.

     Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 June [ ], 2000

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS

                                                                      Page

PROSPECTUS SUMMARY                                                       3

RISK FACTORS                                                             7

SELLING SECURITYHOLDERS                                                 20

USE OF PROCEEDS                                                         21

PLAN OF DISTRIBUTION                                                    21

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS              23

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE                                     27

BUSINESS                                                                28

DIRECTORS AND EXECUTIVE OFFICERS                                        43

EXECUTIVE COMPENSATION                                                  44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT          45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                          47

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS                48

DESCRIPTION OF SECURITIES                                               49

INDEMNIFICATION FOR SECURITY ACT LIABILITIES                            50

LEGAL MATTERS                                                           51

EXPERTS                                                                 51

FINANCIAL STATEMENTS                                                   F-1

                               PROSPECTUS SUMMARY

    This summary highlights certain information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" before you decide to buy our common stock.

                                  OUR COMPANY

Overview

     Our Company is incorporated in Nevada. Our executive offices are located at 2051 Springdale Road, Cherry Hill, New Jersey 08003, and our telephone number is 800-204-1902. Our world wide web address is http://www.gohealth.md. Information contained on our website is not part of this prospectus.

     On November 10, 1999, our wholly-owned subsidiary merged into GoHealth.MD, Inc., a Delaware corporation. Prior to the merger, we had no operations and were looking to consummate a business combination with another company which had operations. As a result of the merger, GoHealth.MD, Inc., the Delaware corporation, became our wholly-owned subsidiary, and the shareholders of the Delaware corporation received 81% of our outstanding common stock. On January 24, 2000, we changed our name to GoHealth.MD, Inc.

Our Business

     Since our inception, we have not conducted any significant business and through March 31, 2000, we only generated revenues of $1,841. Because of our lack of prior operations, assets and industry position, we are considered a development stage company. Consequently, there can be no assurance that we can fund our operations or that viable commercial operations can be achieved or sustained even if we are successful in raising all the capital we require.

     Our principal business is operating Healthmall.com, an Internet-based consumer healthcare network consisting of a consumer-focused interactive website and affiliate relationships with certain other websites. In November 1999, we changed the principal focus of our business strategy from registration and marketing of .MD domain names to operating healthcare websites. We intend to derive revenues by providing advertising on our website and through affiliations with other entities.

     Our website, www.Healthmall.com, which we launched in November 1999, currently has a focus on alternative healthcare with the following components:

     - healthcare content on a wide variety of subjects, including information on acute ailments, chronic illnesses, nutrition, fitness and wellness, as well as alternative healthcare;

     - access to healthcare practitioner databases including chiropractors, massage therapists, naturopathic physicians, and medical physicians;

     - an interactive chat room; and

     - tools that permit users to personalize their on-line experience.

                                      [3]

     According to PC Data Online our Healthmall.com website had attracted over 1,116,000 unique users for the month of April 2000 and 197,000 unique users for the month of March 2000.

     Our overall plan calls for the development of network affiliates, such as health and fitness websites, to provide easy access to the information and services we offer on www.Healthmall.com to their respective customers. We have only established two network affiliates to date. We believe that if we can establish network affiliates we will benefit from these affiliate relationships through:

     - broader exposure of our brand;

     - higher volumes of traffic being driven to www.Healthmall.com; and

     -     revenues derived from distribution of our websites' content.

     We also provide Internet related services directed to healthcare practitioners. To date these services have focused on chiropractors, massage therapists and naturopathic physicians. These services include the following:

     - developing websites;

     - providing a directory of healthcare practitioners on our Healthmall.com website; and

     - registering of .MD domain names.

     On January 20, 2000, we acquired all the right, title and interest to the Healthsites.com domain name from Prometrics Consulting, Inc. On March 23, 2000, we introduced a new Internet search engine service using this domain name, which assists both consumers seeking to quickly access specific healthcare information and advertisers seeking to increase traffic to their website as well as their visibility to consumers. Although as of March 31, 2000 we have not generated any revenues from this website, our search service is designed to generate revenue based on the number of consumer click-throughs resulting from an advertiser's listing on our Healthsites.com(TM) website.

Our Market Opportunity

     Healthcare is a large segment of the U.S. economy, and health, and medical information is one of the fastest growing areas of interest on the Internet. We believe that companies that establish a clear brand identity as a trusted source of online healthcare information and services will have a significant opportunity to capitalize on multiple revenue sources, including direct-to-consumer advertising and e-commerce.

Our Business Model

     Our objective is to establish Healthmall.com and Healthsites.com as a trusted and comprehensive source of consumer healthcare information and services on the Internet. Our business model is to earn advertising and subscription revenues from advertisers, merchants, manufacturers and healthcare providers who desire to reach a highly targeted community of healthcare consumers on the Internet. We also intend to earn revenues by e-commerce transactions through a contractual relationship with Dr. James Corea for the sale of vitamins and other nutritional products on the www.Healthyfirst.com website. Only minimal revenues were earned through March 31, 2000 from this contractual relationship.

                                      [4]

Our Strategy

     Our business strategy incorporates the following key elements:

     - provide consumers with high quality healthcare content to attract users to www.Healthmall.com, and promote their loyalty to our website;

     - syndicate content through affiliates to promote traffic growth;

     - develop and expand on-line healthcare communities to allow users with similar health-related experiences to exchange information and gather news and knowledge in a secure, anonymous environment;

     - provide consumers with unique features and tools; and

     - provide an attractive and useful website that can deliver advertising in a highly targeted manner, thereby commanding higher advertising rates.

                                  THE OFFERING
     Shares registered in this Prospectus:

          Shares issuable upon exercise of Warrants       839,500(1)

          Shares issuable upon exercise of Options        456,000(1)

          Shares                                        1,090,000

          Total shares registered in this Prospectus:   2,385,500

          Shares outstanding after the Offering:        5,845,113(2)

          OTC Bulletin Board symbol:                    GOMD

     (1) Under the terms of registration agreements between GoHealth and the selling securityholders, GoHealth has agreed to register all shares of common stock issuable upon exercise of warrants and options to purchase an aggregate of 1,295,500 shares.

     (2) Assumes exercise of all of the options and warrant, but excludes shares issuable upon exercise of options and warrants not registered in this prospectus.

                                      [5]

                             SUMMARY FINANCIAL DATA

     The summary consolidated statement of operations data for the period ended December 31, 1999 is derived solely from our audited consolidated financial statements and the summary consolidated statement of operations data for the quarter ended March 31, 2000 is derived solely from our unaudited consolidated financial statements. For accounting purposes, the merger of our wholly-owned subsidiary into GoHealth.MD, Inc., a Delaware corporation on November 10, 1999 was treated as an acquisition of us by GoHealth.MD Inc., the Delaware corporation. Accordingly, we changed our accounting year to the calendar year, the accounting year of GoHealth.MD Inc., the Delaware corporation. The summary financial data as of December 31, 1999 and the unaudited summary financial data as of March 31, 2000 and for the periods then ended consolidate the accounts of the parent company and the wholly owned subsidiary. You should read the following summary financial data in conjunction with the financial statements and notes to those statements.

                                                               (Unaudited)
                                    From February 23, 1999      Three Months
                                   (date of inception) to       Ended
                                    December 31, 1999           March 31, 2000

Statement of Operations Data:

Revenues                            $     1,380                 $       461
Net Loss                               (596,050)                 (1,065,767)
Net Loss on Common Stock             (1,404,550)                 (1,395,306)
Basic and Fully Diluted
Loss Per Share                            (0.34)                      (0.32)

                                                               (Unaudited)
Balance Sheet Data At:              December 31, 1999           March 31, 2000

Cash & Cash Equivalents             $    38,791                 $   171,546
Total Assets                            421,894                     695,316
Current Liabilities                     153,692                     320,170
Stockholder's Equity                    268,202                     375,146

                                      [6]

                                  RISK FACTORS

     Investment in our common stock involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus before exercising warrants or options or purchasing common stock.

     Except for historical information, the information contained in this prospectus and in our SEC reports are "forward looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus.

   We are a development stage company and our business strategy may not be successful.

     We commenced operations of our Internet operations with our www.Healthmall.com website in November 1999 and for the period ended December 31, 1999 we only generated $80 in advertising revenues and $1,300 from the sale of .MD domain names. For the quarter ended March 31, 2000, we only generated $461 in advertising revenues. Prior to November 1999, our business consisted primarily of registering .MD domain names. As a development stage company, the risks and difficulties we will face include our ability to:

          -attract an audience of users to our Internet-based consumer healthcare network;

          -increase awareness of our brand;

          -offer compelling on-line content, services and e-commerce opportunities;

          -attract a large number of advertisers who desire to reach our users;

          -respond effectively to the offerings of competitive providers of healthcare information on the Internet;

          -continue to develop and upgrade our technology; and

          -attract, retain and motivate qualified personnel.

     We also depend on the growing use of the Internet for advertising, commerce and communication, and on general economic conditions. We cannot assure you that our business strategy will be successful or that we will successfully address these risks or difficulties. If we fail to address adequately any of these risks or difficulties our business would likely
suffer.   In such case, the trading price of our common stock could decline and you could lose all or a part of your investment. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements for detailed information on our extremely limited operating history.

We have a history of losses, negative cash flow and anticipate continued losses.

     For the fiscal year ended December 31, 1999, we sustained a net loss of $596,050 and incurred a charge of $808,500, which resulted in a net loss to our common stockholders of $1,404,500. For the quarter ended March 31, 2000, we sustained a net loss of $1,065,306 and incurred a charge of $330,000, which resulted in a net loss to our common stockholders of $1,395,306. For our December 31, 1999 fiscal year we used cash of $331,111 in our operating and investing activities and for the quarter ended March 31, 2000, we used cash of $325,405 in our operating and investing activities. As a development stage company we expect to continue to incur losses, significant operating and capital expenditures in areas such as expansion of our advertising, brand promotion, content development, sales and marketing, and operating infrastructure. Our success in obtaining additional funding will determine our ability to continue operations and expand our business. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                      [7]

We have a working capital deficit and our capital requirements will require additional financing which may not be available.

     As of March 31, 2000, we had a working capital deficit of $99,707. We will need to obtain additional debt or equity financing to fund the costs of continuing operations until we achieve positive cash flow. We have no current commitments or arrangements for additional financing and there can be no assurance that any additional debt or equity financing will be available to us on acceptable terms, or at all. If we are unable to satisfy our capital requirements, we may not be able to effectively compete in the marketplace or continue operations.

We must establish, maintain and strengthen our brand in order to attract users to our network and generate advertising.

     In order to expand our audience of users and increase our on-line traffic, we must establish, maintain and strengthen our brand. For us to be successful in establishing our brand, healthcare consumers must perceive us as a trusted source of healthcare information, and advertisers, merchants and manufacturers must perceive us as effective marketing and sales channel for their products and services. We will need to increase substantially our marketing budget in our efforts to establish brand recognition and brand loyalty. Our business could be materially adversely affected if our marketing efforts are not productive or if we cannot strengthen our brand.

Our business model relies on Internet advertising and sponsorship activities which may not be effective or profitable marketing media.

     Our future is highly dependent on increased use of the Internet as an advertising medium. Although we have only had advertising revenues of $80 for the period ended December 31, 1999 and $461 for the quarter ended March 31, 2000, our future depends on deriving revenues from advertising. Currently we rely almost exclusively on Burst! Media, L.L.C., the on-line property representation company, to provide us with advertising sales services. Demand and market acceptance for Internet advertising solutions are uncertain. Most of our current or potential advertising customers have little or no experience advertising over the Internet and have allocated only a limited portion of their advertising budgets to Internet advertising. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires that acceptance of a new way of conducting business, exchanging information and advertising products and services. We cannot assure you that the market for Internet advertising will continue to emerge or become sustainable. If the market for Internet advertising fails to develop or develops more slowly than we expect, then our ability to generate advertising revenue would be materially adversely affected, and we may not be able to continue our business.

                                      [8]

     Various pricing models are used to sell advertising on the Internet. It is difficult to predict which, if any, will emerge as the industry standard, thereby making it difficult to project our future advertising rates and revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Internet advertising. Moreover, "filter" software programs are available that limit or prevent advertising from being delivered to an Internet user's computer. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

We depend on third parties to provide content pursuant to nonexclusive arrangements, which are short-term or terminable.

     We intend to produce only a portion of the healthcare content that will be found on the Healthmall.com network. We will rely on third-party organizations that we believe have the appropriate expertise, technical capability, name recognition, reputation for integrity, and willingness to syndicate product content for branding and distribution by others. These entities currently include PR Newswire, National Library of Medicine, Facts and Comparisons and Screaming Media.com. As health-related content grows on the Internet, we believe that there will be increasing competition for the best product suppliers which may result in a competitor acquiring a key supplier on an exclusive basis, or in significantly higher content prices. Such an outcome could make the Healthmall.com network less attractive or useful for an end user, which could reduce our advertising revenues.

     We cannot provide assurances that we will be able to maintain relationships with third parties that supply us with content, software or related products or services that are crucial to our success, or that such content, software, products or services will be able to sustain any third-party claims or rights against their use. Also, we cannot assure that the content, software, products or services of those companies that provide access or links to our website will achieve market acceptance or commercial success. Accordingly, we cannot assure that our existing relationships will result in sustained business partnerships, successful product or service offerings or the generation of significant revenues.

We depend on links to our websites from unrelated parties to increase traffic on our websites.

     We depend, and will continue to depend on relationships with unrelated website operators and service providers to provide links to our websites to increase traffic and thereby generate advertising and other revenues. We cannot provide assurances that the third parties regard these relationships as important to their own respective businesses and operations. They may decide not to provide links to our website at any time in the future and may develop their own competitive services or products.

     Further, in order to expand   the traffic to our websites, we may need to
enter into strategic alliances, which may involve the payment of significant funds for prominent or exclusive carriage of our healthcare information and services. Such transactions are premised on the assumption that the traffic obtained from these arrangements will permit us to earn revenues in excess of the payments made. This assumption is not yet proven, and if we are unsuccessful in generating sufficient resources to offset these expenditures, we will likely be unable to operate our business.

                                      [9]

In order to execute our growth plan we must attract, retain and motivate highly skilled employees, and we face significant competition from other Internet and new media companies in doing so.

     Our ability to execute our growth plan and be successful also depends on our ability to attract, retain and motivate highly skilled employees. To date, we have relied on Leonard F. Vernon, our President, as our only employee, as well as third party consultants to develop and operate our business. As we continue to grow, we will need to hire additional personnel in all operational areas. Competition for personnel throughout the Internet and related new-media industry is intense. We may be unable to retain or attract, assimilate or retain other highly qualified employees in the future. We expect to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating personnel, our business will be adversely affected.

If we achieve growth, our inability to manage growth could harm our business.

     If we achieve growth and are unable to manage our growth effectively, our business, results of operations and financial condition could be adversely affected.

If we can not expand our infrastructure we could lose customers and suffer damage to our operating results.

     Presently, a relatively limited number of consumers use our website. We may not be able to accurately project the rate or timing of increases, if any, in the use of our website or to expand and upgrade, or afford to pay companies to expand and upgrade our systems and infrastructure to accommodate such increases.

      We must continue to expand and adapt the network infrastructure to accommodate additional users, increase transaction volumes and changing consumer and customer requirements. Our systems may not accommodate increased use while maintaining acceptable overall performance. Service lapses could cause our users to instead use the on-line services of our competitors.

We may suffer computer system failures.

     Our computer and communications hardware are protected through physical and software safeguards. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. We do not have full redundancy for all of our computer and telecommunications facilities and do not maintain a backup data facility. We do not have any type of business interruption insurance to protect us in the event of a catastrophe. If we have computer system failures which prevent consumers from accessing our websites, our business will be adversely affected.

                                      [10]

 If Healthsites.com is not successful, our business will suffer.

     We launched our Healthsites.com (TM) search engine service on March 23, 2000. We have expended substantial resources to acquire the name "Healthsites.com" and to develop the website. Upon widespread commercial introduction, we may find that this program will not be able to satisfactorily perform all of the functions for which it is being designed or that it is not reliable or durable in extensive applications. We will be relying on the Healthsites.com (TM) search engine service to provide advertising revenues in the future. If we are not able to successfully commercialize this search service.

We may have liability for information we provide on our website or which is accessed from our Website.

     We may also have liability for information we provide on our website or which is accessed from our website. Because users of the website access health content and services relating to a condition they may have and may distribute our content to others, third parties may sue us for defamation, negligence, copyright or trademark infringement, personal injury or other matters. We could also become liable if confidential information is disclosed inappropriately. These types of claims have been brought, sometimes successfully, against on-line entities in the past. Others could also sue us for the content and services that are accessible from our website through links to other websites or through content and materials that may be posted by users in our chat room or bulletin board. Allegations of impropriety, even if unfounded, could therefore have a material adverse effect on our reputation and business.

     Consumers may also sue us if any of the products or services which we may sell on or through our website are defective, fail to perform properly or injure the user, even if such goods and services are provided by unrelated third parties.

If we are not be able to adequately protect our proprietary rights, our business may suffer.

     We are relying upon a combination of copyright, trademark and trade secret laws, nondisclosure and other contractual provisions to protect our proprietary rights. Notwithstanding these safeguards, it may be possible for competitors to imitate our products and services or to develop independently non-infringing competing products and services. Such actions could materially and adversely affect the number of users of our websites, which would materially and adversely affect our business.

     We have applied for federal registration of the mark "GoHealth.MD" and "Healthsites.com" as well as other service and trademarks we deem important to our business. A potentially conflicting pending application has been made with the US Department of Commerce's Patent and Trademark Office with regard to "GoHealth.MD." If we lose our right to use this mark, we could be forced to change our corporate name and adopt a new domain name. These changes could confuse current and potential customers and adversely impact our business.

                                      [11]

We have limited sales, marketing and management experience.

     Although our President, Leonard F. Vernon, has experience in marketing other products, he has only limited marketing experience with Internet products and services. We will therefore need to hire sales and marketing personnel. There can be no assurance that such personnel will be able to work effectively with Dr. Vernon.

Rapid technological change in our industry could outdate our websites and services.

     The market for our websites is characterized by rapidly changing technology and continuing development of customer requirements. The future success of our business will depend in large part upon our ability to develop and market our websites at an acceptable cost, and successfully anticipate or respond to technological changes in customer requirements on a cost-effective and timely basis. There can be no assurance that our development efforts will be successful or that the emergence of new technologies, industry standards or customer requirements will not render our technology or websites obsolete or uncompetitive. In addition, to the extent that we determine that new technologies or equipment are required to remain competitive, the acquisition and implementation of such technologies and equipment are likely to require significant capital investment. If we are not able to acquire or implement such new technologies or equipment, we will not be able to effectively compete in the marketplace.

                         Risks Related to Our Industry

Consumers and the healthcare industry must accept the Internet as a source of healthcare content and services for our business model to be successful.

     To be successful, we must attract to our websites a significant number of consumers as well as other participants in the healthcare industry. To date, consumers have generally looked to healthcare professionals as their principal source for health and wellness information. Our business model assumes that consumers will use healthcare information available on our network, that consumers will access important healthcare needs through electronic commerce using our website, and that local healthcare organizations will affiliate with us. This business model is not yet proven, and if we are unable to successfully implement our business model, we may not be able to continue our business.

     We are competing in the Internet industry with a number of other companies, including larger, well known entities who possess greater financial resources.

     We compete directly for users, advertisers, e-commerce merchants, syndication partners and other affiliates with numerous Internet and non-Internet businesses, including:

      * Health-related on-line services or websites targeted at consumers, such as accesshealth.com, ahn.com, betterhealth.com, drweil.com, healthcentral.com, healthgate.com, intelihealth.com, mayohealth.org; mediconsult.com, onhealth.com, thriveonline.com and webmd.com;

      * On-line and Internet portal companies, such as America Online, Inc.; drkoop, Inc., Microsoft Network; Yahoo! Inc.; Excite, Inc.; Lycos Corporation and Infoseek Corporation;

      * Electronic merchants and conventional retailers that provide healthcare goods and services competitive to those available from links on our website;

      * Hospitals, HMOs, managed care organizations, insurance companies and other healthcare providers and payors which offer healthcare information through the Internet; and

      * Other consumer affinity groups, such as the American Association of Retired Persons, SeniorNet and ThirdAge Media, Inc. which offer healthcare-related content to specific demographic groups.

     Many of these actual and potential competitors are likely to enjoy substantial competitive advantages compared to us, including:

      * the ability to offer a wider array of on-line products and services;

      * larger production and technical staffs;

      * greater name recognition and larger marketing budgets and resources;

      * larger customer and user bases; and

      * substantially greater financial, technical and other resources.

     Increased competition could result in decreased traffic to our website, a loss of revenues or a reduction in our prices or an increase in our losses from operations. To be competitive, we must respond promptly and effectively to challenges of technological change, evolving standard of our competitor's innovations by continuing to enhance our product and services. There is no assurance that we will have the financial resources, technical expertise, marketing and support capabilities to continue to compete successfully. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Please see "Business-Competition."

Since we operate an Internet network, our business is subject to government regulation relating to the Internet, which could impair our operations.

     We are subject not only to regulations applicable to businesses generally, but also laws and regulations directly applicable to electronic commerce. Although there are currently few such laws and regulations, state, federal and foreign governments may each adopt a number of these laws and regulations. Any such legislation or regulation could dampen the growth of the Internet and decrease its acceptance as a communications and commercial medium. If such a decline occurs, companies may decide in the future not to use our products and services. This decrease in the demand for our products and services would seriously harm our business and operating results.

Any new laws and regulations may govern or restrict the following issues:

      * User privacy;

      * The pricing and taxation of goods and services offered over the Internet;

      * The content of websites;

      * Consumer protection; and

      * The characteristics and quality of products and services offered over the Internet.

                                      [13]

     For example, the Telecommunications Act of 1986 prohibits the transmission of certain types of information and content over the Internet. The scope of this Act's prohibition is currently unsettled. In addition, although courts recently held substantial portions of the Communications Decency Act unconstitutional, federal or state governments may enact, and courts may uphold, similar legislation in the future. Future legislation could expose companies involved in Internet commerce to liability.

     Since we operate a healthcare network over the Internet, our business may be subject to healthcare regulation and other matters unique to the healthcare area.

     Laws and regulations have been or may be adopted with respect to the provision of healthcare-related products and services on-line, covering areas such as:

      * The regulation of medical devices;

      * The practice of medicine and pharmacology and the sale of controlled products such as pharmaceuticals on-line; and

      * The regulation of government and third-party cost reimbursement.

     FDA Regulation of Medical Devices. Some computer applications and software are considered medical devices and are subject to regulation by the United States Food and Drug Administration. We do not believe that our current applications or services will be regulated by the FDA; however, our applications and services may become subject to FDA regulation. Additionally, we may expand our application and service offerings into areas that subject us to FDA regulation. We have no experience in complying with FDA regulation.
We believe that complying with FDA regulations would be time consuming, burdensome and expensive and could delay or prevent our introduction of new applications or services.

     Regulation of the Practice of Medicine and Pharmacology. The practice of medicine and pharmacology required licensing under applicable state law.
While we do not believe our website and affiliate relationships violate state licensing requirements, a state regulatory authority may at some point allege that some portion of our business violates these statutes. Any such allegation could result in a material adverse effect on our business.

     Federal and State Healthcare Regulation. We earn a fee when users on our website purchase health food and vitamin products from the Healthyfirst.com website. In addition, in the future we may earn a service fee when users on our website purchase prescription pharmacy products. Federal and state "anti-kickback" laws prohibit granting or receiving referral fees in connection with sales of pharmacy products that are reimbursable under federal Medicare and Medicaid programs and other reimbursement programs. If our program were deemed to be inconsistent with federal or state law, we could face criminal or civil penalties. Further, we would be required either not to accept any transactions which are subject to reimbursement under federal or state healthcare programs or to restructure our compensation to comply with any applicable anti-kickback laws or regulations. In addition, similar laws in several states apply not only to government reimbursement but also to reimbursement by private insurers. If our activities were deemed to violate any of these laws or regulations, it could cause a material adverse affect on our business, results of operations and financial condition.

                                      [14]

Our success depends on increased adoption of the Internet as a means for commerce.

     Our future success depends heavily on the acceptance and use of the Internet as a means for commerce. The widespread acceptance and adoption of the Internet for conducting business are likely only in the event that the Internet provides businesses with greater efficiencies and other advantages. If commerce on the Internet does not continue to grow, or grows more slowly than expected, our growth would decline and our business would be seriously harmed. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including:

      * Potentially inadequate network infrastructure;

      * Delays in the development of Internet enabling technologies and performance improvements;

      * Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity;

      * Delays in the development of security and authentication technology necessary to effect secure transmission of confidential information;

             Changes in, or insufficient availability of, telecommunications services to support the Internet; and

             Failure of companies to meet their customers' expectation in delivering goods and services over the Internet.

                         Risks Relating to the Offering

There is a limited market for our common stock.

     Currently only a limited trading market exists for our common stock. Our common stock trades on the OTC Bulletin Board under the symbol "GOMD." The Bulletin Board is a limited market and subject to substantially less restrictions and limitations in comparison to the NASDAQ system. Any broker/dealer that makes a market in our stock or other person that buys or sells our stock could have a significant influence over its price at any give time. We cannot assure you that the market in our common stock will be sustained. As a result, holders of our common stock may be unable to readily sell the stock they hold or may not be able to sell it at all.

Our stock price had been volatile

     The history relating to the prices of newly public companies indicates that there may be significant volatility in the market price of our common stock. More particularly, since January 1, 1999, the market price of our common stock has fluctuated between a low of $.062 per share and a high of $6.00 per share, a 9,600% variance. As a result, holders of our common stock may be subject to wide fluctuations in the value of their investment.

                                      [15]

Sales of common stock registered in this offering could cause a decline in our stock price.

     Assuming all shares registered in this offering are sold, we will have 5,845,113 shares outstanding after this offering is completed. In addition to the shares to be sold under this offering, we have outstanding 2,550,000 shares of "restricted securities" held by our officers and directors. In addition, we have 183,988 shares held by persons other than our officers and directors which will be available in the future for sale under Rule 144(k). Under Rule 144(k) restricted securities may be sold by non-affiliates of GoHealth without restriction on volume limits. All shares registered in this offering will be freely tradable. If all of the 2,385,500 shares registered are issued it will increase the available free trading shares as of the date of this prospectus by approximately 345%. A significant amount of common stock coming on the market at any given time could result in a decline in the price of such stock or increased volatility.

Possible inability to sell in the secondary market.

     In October 1990, Congress enacted the "Penny Stock Reform Act of 1990" to counter fraudulent practices common in stock transactions of companies which do not meet certain capital requirements, trading price requirements or listings requirements. We currently do not meet such requirements and therefore stock transactions involving our common stock would be subject to requirements of the Penny Stock Reform Act including:

        Brokers and/or dealers, prior to effecting a transaction in our common stock, are required to provide investors with written disclosure documents containing information concerning various aspects of the market for our common stock as well as specific information about our common stock and the transaction involving the purchase and sale of the stock, such as price quotes and broker/dealer and associated person compensation; and

        Subsequent to effecting a transaction, the broker is required to deliver monthly or quarterly statements containing specific information about our common stock.

     These requirements will most likely negatively affect the ability of purchasers herein to sell our common stock in the secondary market, if any.

We have not declared and do not intend to declare dividends.

     Any investor who purchases our common stock should not anticipate receiving any dividends on their common stock at any time in the foreseeable future. Payment of dividends is within the absolute discretion of our board of directors and there can be no assurances that cash dividends will ever be paid on the common stock or that their value will ever increase. We have not paid dividends nor, by reason of our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the future.

                                      [16]

Some of our stockholders own a significant amount of our common stock and can exercise control over all matters submitted to a vote of shareholders.

     As of June 20, 2000, Sandra Vernon, the wife of Leonard F. Vernon, William Hanna and Kevin O'Donnell in aggregate beneficially own approximately 64.3% of our common stock. As a result, these stockholders are able to exercise significant influence, and in most cases control, over most matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control that may otherwise be beneficial to you.

                          FORWARD - LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes works such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this prospectus.


                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov.

     We have filed a registration statement with the SEC on Form SB-2 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information.

     This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

                                      [17]

     We incorporate by reference any future filings we make with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares are sold.

     You may request a copy of these filings, at no cost, by writing to us at 2051 Springdale Road, Cherry Hill, New Jersey 08003, Attention: Leonard F. Vernon.

     You can review and copy the registration statement, its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's website.

                            SELLING SECURITYHOLDERS

     The following table lists the selling securityholders, the number of shares of common stock held by each selling securityholder as of the commencement date of this offering, the number of shares included in the offering and the shares of common stock held by each such selling securityholder after the offering. 1,295,500 shares included in the prospectus are issuable to the selling securityholders upon the exercise of options or warrants.

                             Shares of Common    Ownership    Ownership    Percentage of
                             Stock Included in   Before the   after the    Common stock owned
Name                         Prospectus          Offering(6)  offering(7)  after the Offering(8)(7)

MCOM Management Corp.        683,000 (1)         683,000      0            *
MCM Stork Fund, L.P.         100,000             100,000      0            *
Carribean Communications     20,000              20,000       0            *
Neil Messina                 10,000              10,000       0            *
Cindy Dolgin                 10,000              10,000       0            *
Gerald Golub                 10,000              10,000       0            *
June Morfit                  5,000               5,000        0            *
Alfred Molina                5,000               5,000        0            *
Robin Villani                5,000               5,000        0            *
Michael Fazio                2,000               2,000        0            *
Thomas Butterfield, Inc.     5,000               5,000        0            *
Jeffrey Morfit               20,000              20,000       0            *
Sandra Vernon                200,000             2,000,000    1,800,000    30.5%
Prometrics Consulting, Inc.  250,000(2)          250,000      0            *
Martin Ciner                 20,000(3)           24,000       4,000        *
Michael Marks                15,000              23,000       8,000        *
Scott Hankinson              60,000(3)           68,000       8,000        *
Marketing Manag. Prof.       15,000(3)           19,000       4,000        *
Joseph McGowen               15,000(3)           19,000       4,000        *
Robert Lipinski              50,000(3)           54,000       4,000        *
                                      [18]

Frank Casey                  15,000(3)           23,000       8,000        *
Anthony Iancale              2,000(3)            6,000        8,000        *
Thomas Flynn, Sr.            2,000(3)            10,000       8,000        *
Thomas Flynn, III            110,000(3)(4)       114,000      4,000        *
Dawn Polizzi                 5,000(3)            9,000        4,000        *
Anthony Pietrafesa           10,000(3)           15,332       5,332        *
Mark Keminosh                8,000(3)            16,000       8,000        *
Joseph DiGaetano             25,000(3)           29,000       4,000        *
Alexander Zlatnik            2,500(3)            10,500       7,500        *
Millennium Consulting, Inc.  30,000(5)           30,000       0            *
Gary Crooks                  5,000(5)            5,000        0            *
John Madden                  5,000(5)            5,000        0            *
Harvey Benn                  150,000(5)          170,000      20,000       *
Frank Gettson                25,000(5)           45,000       20,000       *
J. Erick Kishbaugh           20,000(5)           44,000       24,000       *
William Hanna                100,000             615,000      515,000      8.6%
R. Stephen Sarlie            150,000             150,000      0            *
Joel Johnston                50,000              50,000       0            *
Logan Chamberlin             100,000             100,000      0            *
Robert Savar                 1,000(5)            1,000        0            *
Jack P. Phelan               20,000(5)           20,000       0            *
Richard Ropka                25,000(5)           25,000       0            *
Steven Goldberg              25,000(5)           25,000       0            *

(1) Includes 350,000 shares issuable upon exercise of warrants.

(2) Includes 100,000 shares issuable upon exercise of options and includes 100,000 shares issuable upon exercise of Series A Warrants.

(3) Issuable upon exercise of Series A Warrants.

(4) Includes 100,000 shares issuable upon exercise of warrants.

(5) Issuable upon exercise of options.

(6) Consists of all shares owned by the selling securityholders and which are issuable upon outstanding options and warrants as of June 20, 2000, plus the shares included in this prospectus.

(7) Assumes the sale of all shares registered in this offering.

(8) * Represents less than 1%.

     We agreed with the selling stockholders to file with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on Form SB-2, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective for one year following the date it is declared effective.

                                      [19]

                                USE OF PROCEEDSS

     We will not receive any proceeds from the sale by the selling stockholder's of the common stock offered by this prospectus. The shares of common stock will be sold from time to time by the selling stockholders at prevailing market prices. We will receive approximately $1,805,500 if all of the warrants and options for underlying shares of common stock being registered are exercised. We expect to use these proceeds, if any, for general corporate purposes.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling securityholders. As used herein, "selling securityholders" includes donees and pledgees selling shares received from a named selling securityholder after the date of this prospectus. We will bear cost, expenses and fees in connection with the registration of the shares offered hereby. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by each selling securityholder.

     Sale of shares may be effected by selling securityholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling securityholders.

     The selling securityholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling securityholders and any broker-dealers that act in connection with the sales of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify some of the selling securityholders against certain liabilities, including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                      [20]

     We have advised the selling shareholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act of 1934 any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling shareholders. All of the foregoing may affect the marketability of the common stock.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

     The following discussion of the financial condition and results of operations of our company should be read in conjunction with the financial statements and the notes to the statement included elsewhere in this Report.

Overview

      On November 10, 1999, our wholly owned subsidiary, Nugget Holding Company, merged into GoHealth.MD Inc., a Delaware corporation, a development stage company. Prior to the merger, we had no operations and were looking to consummate a business combination with another company which had operations. As a result of the merger, GoHealth.MD Inc., the Delaware corporation, became our wholly owned subsidiary, and the shareholders of the Delaware corporation received 81% of our outstanding common stock. For accounting purposes, the merger was treated as GoHealth.MD Inc., the Delaware corporation, acquiring Nugget Exploration, Inc., and hence for this Management's Discussion section and accounting purposes, references to the "company," "us" and "we" refer to the operations of GoHealth.MD Inc., the Delaware corporation. Accordingly, we also changed our accounting year to the calendar year, the accounting year of GoHealth.MD Inc., the Delaware corporation. On January 24, 2000, we changed our name to GoHealth.MD Inc.

     For the year ended December 31, 1999 and for the quarter ended March 31, 2000, our company had not conducted any significant business. Because of our lack of prior operations, assets and industry position, we must be considered a development stage company. Consequently, there can be no assurance that viable commercial operations can be achieved or sustained even if we are successful in raising all the capital we require.

     Our principal business is operating Healthmall.com, an Internet-based consumer healthcare network consisting of a consumer-focused interactive website and affiliate relationships with certain other websites. In November 1999, we changed the principal focus of our business strategy from registration and marketing of .MD domain names to operating healthcare websites. We intend to derive revenues by providing advertising on our website and through affiliations with other entities.

     Our website, www.Healthmall.com, which we launched in November 1999, currently has a focus on alternative healthcare with the following components:

     - healthcare content on a wide variety of subjects, including information on acute ailments, chronic illnesses, nutrition, fitness and wellness, as well as alternative healthcare;

                                      [21]

     - access to healthcare practitioner databases including chiropractors, massage therapists, naturopathic physicians, and medical physicians;

     - an interactive chat room; and

     - tools that permit users to personalize their on-line experience.

  Our overall plan calls for the development of network affiliates, such as health and fitness websites, to provide easy access to the information and services we offer on www.Healthmall.com to their respective customers. We have only established two network affiliates to date.

  We also provide Internet related services directed to healthcare practitioners. To date these services have focused on chiropractors, massage therapists and naturopathic physicians. These services include the following:

     - developing websites;

     - providing a directory of healthcare practitioners on our Healthmall.com website; and

     - registering of .MD domain names.

Plan of Operations

     Our objective is to establish Healthmall.com and other websites as a trusted and comprehensive source of consumer healthcare information and services on the Internet. Healthmall.com was created to empower consumers to better manage their personal health with comprehensive, relevant and timely information. Our business model is to earn advertising and subscription revenues from advertisers, merchants, manufacturers and healthcare providers who desire to reach a highly targeted community of healthcare consumers on the Internet.

     Our business strategy incorporates the following key elements:

     - provide consumers with high quality healthcare content to attract users to www.Healthmall.com, and promote their loyalty to our website;

     - syndicate content through affiliates to promote traffic growth;

     - develop and expand on-line healthcare communities to allow users with similar health-related experiences to exchange information and gather news and knowledge in a secure, anonymous environment;


     - provide consumers with unique features and tools; and

     - provide an attractive and useful website that can deliver advertising in a highly targeted manner, thereby commanding higher advertising rates.

     In order to grow our operations and increase our revenue, we will need incur significant advertising and promotional expenses and will need to hire additional personnel in all phases of our operation. We would particularly like to hire four salespersons in order to further implement our primary operating strategy of generating revenue from:

     - advertising;

     - content syndication; and

     - electronic commerce.

                                      [22]

     There can be no assurance that we will have the resources to increase our advertising and promotional expenses or to hire the necessary personnel and managers in order to achieve growth in our operations and revenues, and any failure to do so could have a material adverse effect on our operating results.

     Our growth strategy relies on our ability to raise further capital and upon the skills of our management. There can be no assurance that we will be successful in these endeavors. Forces that can contribute to the lack of success in implementing this growth strategy include, among other things: (i) regulatory bodies and governmental regulations affecting our operations, (ii) availability of funding on a timely basis, and (iii) functionality. If our ability to expand our network infrastructure is constrained in any way we could lose customers and suffer damage to our operating results.

     We have a very limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks uncertainties, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new evolving markets such as the Internet market. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of revenues and operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

Results of Operations

     For The Fiscal Year Ended December 31, 1999

     We had advertising revenues of $80 and revenues from sales of .MD domain names of $1,300 for the period from inception, February 23, 1999, to December 31, 1999. Our gross profit was $470, or 34% of sales.

     Other expenses totaled $596,520, which consisted of the following:

     -Consulting fees in the amount of $331,867, consisting primarily of $316,667 in amortization of the value of the consulting agreement entered into with MCOM Management Corp. on November 16, 1999 under we agreed to pay MCOM $5,000 per month until October 2000 and MCOM was issued 300,000 shares of common stock and warrants to purchase 500,000 shares of common stock, which was valued at $1,900,000;

     -Advertising and promotion expenses in the amount of $115,876;

     -General and administrative expenses in the amount of $87,894;

     -Marketing and licensing fees associated with the Healthmall.com website and .MD domain names in the amount of $18,988; -Website development costs related to our Healthmall.com website in the amount of $40,660; and

     -Interest expense in the amount of $1,235, principally from loans by William Hanna, one of our officers and directors.

                                      [23]

     As a result of the foregoing, we had a net loss of $596,050. We also incurred a charge of $808,500, which resulted in a net loss to common stockholders of $1,404,550. The charge was attributable to the beneficial conversion feature granted to the purchasers of Series A warrants, which Series A Warrants were subscribed for in December 1999.

     The loss per basic and diluted share was $0.34.

     For The Three Months Ended March 31, 2000 As Compared To The Three Months Ended March 31, 1999

     We had advertising revenues of $461 for the three months ended March 31, 2000, as compared to no advertising revenues and revenues from the sale of domain names of $200 for the period from our inception on February 23, 1999 to March 31, 1999. Our gross profit was $461 for the three months ended March 31, 2000 as compared to $60 for the period from inception to March 31, 1999.

     For the three months ended March 31, 2000, other expenses totaled $1,065,767, which consisted of the following:

     -Consulting fees in the amount of $596,693;

     -Advertising and promotion expenses in the amount of $70,222;

     -General and administrative expenses in the amount of $169,818;

     -Marketing and licensing fees associated with the Healthmall.com and the Healthsites.com websites in the amount of $162,276;

     -Website development costs related to our Healthmall.com and Healthsites.com websites in the amount of $53,882;

     -Content for our websites in the amount of $12,500; and

     -Interest expense in the amount of $376, principally from loans by William
      Hanna, one of our officers and directors.

     For the period from our inception to March 31, 1999, we incurred expenses of $8,040, consisting of $5,586 in general and administrative expenses, $188 for website development costs, and $2,266 for advertising and promotion expenses.

     As a result of the foregoing, we had a net loss of $1,065,306 for the three months ended March 31, 2000, as compared to a net loss of $7,980 for the period from our inception to March 31, 1999. For the three months ended March 31, 2000, we also incurred a charge of $330,000, which resulted in a net loss to common stockholders of $1,395,306. The charge was attributable to the beneficial conversion feature granted to purchasers of warrants.

     The loss per basic and diluted share was $.32 for the three months ended March 31, 2000 as compared to a loss of $.00 per basic and diluted share for the period from our inception to March 31, 1999.

                                      [24]

Liquidity and Capital Resources

     Since inception, we have financed our operations primarily through private equity financing and borrowings from an affiliate of one of our officers, directors and principal shareholders. As of December 31, 1999, we received cash proceeds in the amount of $252,600 from the sale of shares of our common stock and warrants to purchase our common stock. In addition, we received $49,960 from the exercise of warrants to purchase 50,000 shares of our common stock.

     As of December 31, 1999, we had outstanding options and warrants to purchase 1,017,000 shares of our common stock at prices from $.50 to $2.50 per share and subscriptions to purchase Series A warrants, which will entitle the holders to purchase 269,500 shares of common stock for $1.00 per share until December 31, 2002.

     For the three months ended March 31, 2000, we received proceeds in the amount of $200,000 from the sale of shares of our common stock and warrants to purchase our common stock. In addition, we received $269,500 from the collection of subscriptions we previously received from the sale of Series A Warrants.

     We had a working capital deficit of $99,707 as of March 31, 2000. In order to continue to finance our operations, we will need to receive funds from the exercise of outstanding warrants and options or through other equity or debt financing. There can be no assurance that we will receive any proceeds from the exercise of warrants or options or that we will be able to obtain the necessary funds to fund our operations.

     On April 27, 2000, we received $50,000 for the exercise of warrants to purchase 50,000 shares of our common stock. In addition, on April 27, 2000, we borrowed $20,000 from William Hanna Consultants, Inc., an affiliate of one of our officers, directors and principal shareholders, for working capital, which we repaid on May 5, 2000.

     On June 8, 2000, we received $100,000 for the exercise of warrants to purchase 50,000 shares of our common stock, and on June 20, 2000 we received proceeds in the amount of $50,000 from the sale of Series A Warrants.

          During 1999, we acquired the following assets, which are an important part of our business:

     Healthmall.com Domain Name. This domain name was purchased on April 26, 1999 from Moiz Balkhi, trading as Computerized Professional Enrichment Services, for $5,500 and the issuance of 2,000 shares of common stock and warrants to purchase 2,000 shares of common stock for $2.50 per share until September 30, 2003, valued a $5,200.

     Hlthmall.com Domain Name and Website. This domain name and associated website was purchased on April 26, 1999 from Robert H. Savar for $20,000 and the issuance of 2,000 shares of common stock and warrants to purchase 2,000 shares of common stock for $2.50 per share until September 30, 2003 valued at $5,200. As part of the agreement with Mr. Savar, we agreed to use his company, World Wide Web Communications, Inc., in the past as the host for our Healthmall.com website.

     James Corea's Vitalabs. On December 13, 1999, we entered into an agreement with Dr. James Corea, trading as James Corea's Vitalabs, under which we purchased certain rights regarding the www. Healthyfirst.com website into perpetuity for $25,000. Under the agreement, we are to receive 50% of the gross profits after expenses generated from the Healthyfirst.com website.

                                      [25]

     On January 20, 2000, we entered into an agreement with Prometrics Consulting, Inc, for the purchase of all Prometrics interest in the domain name, Healthsites.com and for Prometrics providing us with 100 hours of advisory services regarding developing Healthsites.com as a search engine and assisting us in developing strategic alliances for the Healthsites.com website. We paid to Prometrics $20,000 in cash, and issued Prometrics 50,000 shares of our common stock and an option to purchase 100,000 shares of our common stock at $2.00 per share until August 27, 2009, which was valued at $400,000.

     For the 1999 fiscal year, we used $240,727 from operating activities. We also used $90,384 in investing activities which consisted of: the purchase of website assets for $45,300; the purchase of furniture and equipment in the amount of $6,009; and liabilities assumed in connection with the merger of $39,075. We received $369,902 from financing activities, which included proceeds from the sale of common stock and stock warrants, proceeds of notes payable and proceeds from officer's loan.

     For the three months ended March 31, 2000, we used $298,301 from operating activities. We also used $27,104 in investing activities which consisted of the purchase of website assets for $20,000 and the purchase of equipment in the amount of $7,104.

Our cash was $171,546 as of March 31, 2000.

Year 2000 Issues

     The year 2000 issue arises because many computerized systems use two digits rather than four digits to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using 2000 dates is processed. In addition, similar problems may arise in some systems that use certain dates in 1999 to represent something other than a date. The effects of the year 2000 issue may be experienced before, on or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failures which could effect an entity's ability to conduct normal business operations. It is possible that all aspects of the Year 2000 issue affecting us, including those related to the efforts of customers or third parties, will not be fully resolved. We have confirmed that our significant service providers are currently Year 2000 compliant.

     There can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering Healthmall.com, decrease the use of the Internet or prevent users from accessing Healthmall.com, any of which would have a material adverse effect on our business, results of operations and financial condition.

     To date, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues.

                                      [26]

          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

   After the merger between a subsidiary of ours and GoHealth.MD Inc., a Delaware corporation, we retained the services of our merger partner's independent certified public accountant, Samuel Klein & Company, as of December 1, 1999, for all of our needs. Jones, Jensen & Company, our previous accountant, was dismissed by our board of directors on December 1, 1999, in connection with the November 10, 1999 merger. This dismissal was unrelated to Jones, Jensen & Company's competence, practices and procedures. Jones, Jensen & Company's financial statement reports did not contain any adverse opinion or disclaimer of opinion, but did include a going concern paragraph. Furthermore, there were no disagreements with Jones, Jensen & Company during the two most recent fiscal years and any subsequent interim period up to the date of dismissal on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to Jones, Jensen & Company's satisfaction would have caused it to make reference to the subject matter of the disagreements in connection with its report.

                                    BUSINESS

Background

     Since our inception, we have not conducted any significant business and through March 31, 2000 we only generated revenues of $1,841. Because of our lack of prior operations, assets and industry position, we are considered a development stage company. Consequently, there can be no assurance that we can fund our operations or that viable commercial operations can be achieved or sustained even if we are successful in raising all the capital we require.

     Our principal business is operating Healthmall.com, an Internet-based consumer healthcare network consisting of a consumer-focused interactive website and affiliate relationships with certain other websites. In November 1999, we changed the principal focus of our business strategy from registration and marketing of .MD domain names to operating healthcare websites. We intend to derive revenues by providing advertising on our website and through affiliations with other entities.

     Our website, www.Healthmall.com, which we launched in November 1999, currently has a focus on alternative healthcare with the following components:

     - healthcare content on a wide variety of subjects, including information on acute ailments, chronic illnesses, nutrition, fitness and wellness, as well as alternative healthcare;

     - access to healthcare practitioner databases including chiropractors, massage therapists, naturopathic physicians, and medical physicians;

     - an interactive chat room; and

     - tools that permit users to personalize their on-line experience.

                                      [27]

     According to PC Data Online, our Healthmall.com website attracted over 1,116,000 unique users for the month of April 2000, 197,000 unique users for the month of March 2000 and 381,000 unique users for February 2000. For
April 2000, our website ranked number 6 among all health sites on the web, and ranked number 680 among all websites, while for March 2000 our website ranked number 24 among all health sites on the web, and ranked number 3,818 among all websites. For the month of April 2000, the average time spent on the website was 5 minutes and 41 seconds and the page views per user was
5.6 pages. For the month of March 2000, the average time spent on the website was 2 minutes and 17 seconds and the page views per user was 8.0 pages.

     Over 120,000 people have registered with our Healthmall.com website by requesting to receive our news letter electronically, or by participating in our contest program regarding vitamin purchasing and utilization habits.

     Our overall plan calls for the development of network affiliates, such as health and fitness websites, to provide easy access to the information and services we offer on www.Healthmall.com to their respective customers. We have only established two network affiliates to date with Dr. James Corea and Pharmor Corporation. We believe that if we can establish network affiliates we will benefit from these affiliate relationships through:

     - broader exposure of our brand;

     - higher volumes of traffic being driven to www.Healthmall.com; and

     - revenues derived from distribution of our websites' content.

     We also provide Internet related services directed to healthcare practitioners. To date these services have focused on chiropractors, massage therapists and naturopathic physicians. These services include the following:

     - developing websites;

     - providing a directory of healthcare practitioners on our Healthmall.com website; and

     - registering of .MD domain names.

     On January 20, 2000, we acquired all the right, title and interest to the Healthsites.com domain name and website from Prometric Consulting, Inc. On March 23, 2000, we introduced a new Internet search engine service, using this domain name, which assists both consumers seeking to quickly access specific healthcare information and advertisers seeking to increase traffic to their website as well as their visibility and traffic to consumers. Although as of March 31, 2000 we have not generated any revenues from this website, our search service is designed to generate revenue based on the number of consumer click-throughs resulting from an advertiser's listing on our Healthsites.com(TM) website.

Industry Overview

     The Internet has become an important alternative to traditional media, enabling millions of consumers to seek information, communicate with one another and execute commercial transactions electronically. The number of worldwide web users is expected to grow significantly in the future.

                                      [28]

     The Internet is distinct from traditional media in that it offers real-time access to dynamic and interactive content and instantaneous communication among users. These characteristics, combined with the fast growth of Internet users and usage, have created a powerful, rapidly expanding direct marketing and sales channel. Advertisers can target very specific demographic groups, measure the effectiveness of advertising campaigns and revise them in response to real-time feedback. We believe that all participants in the healthcare industry will benefit from the Internet because of its unique attributes as an open, low-cost and flexible technology for the exchange of information and execution of electronic transactions.

     Portals, such as AOL, Excite, the Go Network, Lycos, MSN and Yahoo!, have established themselves as leading pathways for a broad variety of information. Users are augmenting these portals with subject-specific vertical portals, which are becoming one of the fastest growing segments of the Internet. These vertical portals are using brand awareness driven by high quality topical content and significant market resources to establish themselves as destinations for highly concentrated groups of users.

     In addition, on-line communities have emerged that allow users with similar interests to engage in interactive activities. Until recently, use of the Internet consisted mainly of users seeking one-way, static information on topics of interest to them. Technologies have recently been developed which allow users greater flexibility to create and personalize content, communicate with users having similar interests and engage in other interactive activities. We believe that on-line communities are particularly relevant to users interested in healthcare issues, since medical information is often complex and users value communication with peers who face, or have faced, the same health conditions, leveraging the aggregated community to benefit each member.

     Healthcare is large segment of the U.S. economy, and we believe health and medical information is one of the fastest growing areas of interest on the Internet. We believe that companies that establish a clear brand identity as a trusted source of on-line consumer healthcare information and services will have a significant opportunity to capitalize on multiple revenue sources, including direct-to-consumer advertising and e-commerce.

Business Strategy

     Our primary objectives are to establish Healthmall.com as a trusted and comprehensive source of consumer healthcare information and services on the Internet and to establish our new Healthsites.com search engine as a comprehensive search engine for healthcare. Our secondary objective is to provide various healthcare practitioner services over the Internet and other media. Our business strategy incorporates the following key elements:

     Establish the Healthmall.com Brand. To create a strong brand by empowering individuals to better manage their personal health. We also intend to enhance our brand through the establishment of associations with notable leaders in the consumer healthcare field. We currently have one association with radio personality Dr. James Corea, who has a radio show which is aired in the Philadelphia metropolitan area. We are currently engaged in a campaign to increase awareness of the Healthmall.com. brand among consumers, healthcare professionals, and other websites. We intend to allocate significant amount of our available resources to further develop and build brand recognition through on-line advertising, general advertising, strategic alliances and other marketing initiatives.

     Provide Consumers with Healthcare Content of High Quality. On our Healthmall.com website, we currently provide our users with high quality healthcare content, including information on acute ailments, chronic illnesses, nutrition, fitness and wellness, and access to medical databases, publications, and real-time medical news.

                                      [29]

     Syndicate Content Through Affiliates to Promote Traffic Growth. We have entered into an agreement with Dr. James Corea to operate and provide content to the website Healthyfirst.com. We have entered into a one year agreement with Pharmor Corporation, a leading pharmacy chain, to use Healthmall.com as its exclusive source for consumer healthcare content on their website www.pharmor.com. We plan to expand our network by continuing to establish relationships with affiliates that have the ability to direct additional users to our website.

     Provide Consumers with Unique Features and Tools. Our Healthmall.com website is designed to provide easy access to innovative features and tools. We intend to continue to add useful tools to enable our users to personalize their on-line experience. We believe that our tools and features will continue to encourage users to visit our website frequently and increase the likelihood of users selecting Healthmall.com. as their preferred website for health-related issues.

     Provide an Attractive Advertising Site. We believe our ability to target specific users, the interactive nature of our website and the demographic characteristics of our users will be attractive to pharmaceutical, healthcare and other companies that advertise on the Internet. By identifying users interested in a particular health-related topic or who desire to address a particular health condition, we believe we can deliver advertising in a highly targeted manner, thereby commanding higher advertising rates.

Healthmall.com

Healthcare Information.

     Our goal is to provide consumer-focused healthcare information for the health-conscious public, individuals with a health condition, and individuals who have recovered from illness or injury, all at a level the average consumer can understand. Our current focus is on alternative healthcare. We currently provide a variety of healthcare content, including information on acute ailments, chronic illnesses, nutrition, fitness and wellness, as well as alternative healthcare, and access to medical databases, other publications, and real-time medical news. To encourage interactivity, we provide links to relevant communities and other features from each content page. Examples of healthcare information that we currently provide include:

       Information                              Sources
       -----------                              -------

     - Physician-authored articles on common    Produced in house
       medical conditions

     - Updated health-related news and          PRNewswire
       editorials on topics of current
       interest

     - Medline medical article search           National Library of Medicine

     - Information regarding the interaction   Facts and Comparisons
       among various drugs and other substances

     - Information on pharmaceuticals and      Facts and Comparisons
       over-the-counter drugs

     - Healthcare news and research            Screaming Media.com
       information

                                      [30]

     PR Newswire. We have a nonexclusive contract with PRNewswire under which we are provided healthcare and pharmaceutical new releases free of charge in exchange for having PRNewswire as the exclusive corporate newswire on our website for a period of one year.

     National Library of Medicine. We obtain public information from the National Library of Medicine free of charge and co-branded it on Healthmall.com.

     Facts and Comparisons. We are provided content based on a deposit which we have paid for a contract. We are currently negotiating a nonexclusive one-year renewable contract. We do not believe that Fact and Comparison has contracted with other websites, however, it may do so in the future.

     Screaming Media. We have entered into a one year renewable custom content agreement commencing on April 1, 2000 for health related content for the website.

     We expect that competitive factors will create a continuing need for us to improve and add to our healthcare content. Accordingly, we intend to seek additional sources of healthcare information and expand the breadth of our content offerings. We cannot provide assurances that we will be able to maintain relationships with third parties that supply us with content. If we lose a provider of content and are not able to replace them our Healthmall.com website will be adversely affected.

Tools.

     We currently provide several interactive tools and intend on developing other tools. We believe our tools and features will enable us to obtain and retain users. To enhance the experience of our current and future users, we intend to develop additional tools and features. Examples of tools that we have already developed include:

     Drug Herb Interaction Guide. Our drug herb interaction guide, allows users to quickly and easily search for potential interactions of prescription and over-the-counter drugs with herbal remedies and vitamins.

     Check Your Medication. This tool enables the user to search for prescription drugs by brand or generic name, and then displaying various information in English or Spanish about the drug. Examples of the displayed information are: the intended clinical use of the drug, the drugs side effects, and certain precautions about using the drug.

     Body Mass Index Calculator. This tool calculates the body mass index of a person based on information that the user provides. The body mass index is then used to determine whether a person is overweight or obese.

      Site Search. This tool allows users to search the entire Healthmall.com website for specific health and medical information. We also provide access to Medline, a large database of medical information provided by the National Library of Medicine.

                                      [31]

     Physician Databases. We provide to consumers access to a database containing over 375,000 physicians names, address and specialties. This database is provided to us, without cost, from Med.NA, Inc.

     Health Food Store Database. Healthmall.com features a large database of health food stores. This searchable database contains more than 5,000 health food stores in the United States and includes their name, address and phone number. The database is routinely updated and expanded.

     Contest. We recently commenced a contest on our Healthmall.com website whereby users who register and complete a questionnaire receive a bottle of vitamins free of charge and are eligible to win a one year supply of vitamins of up to $600 annually. This promotion is conducted in conjunction with Pharmor Corporation. Information from questionnaires are added to our database. In the future we may offer other contests or change the terms of the current contest.

     Health Risk Assessments. We recently introduced an interactive questionnaire providing users a quick and easy way to assess their health and find corrective measures they can take to reduce health-related risks.

     Listed below are some of the tools that we are presently developing. Deployment of these tools will involve our successful acquisition and integration of the required content and related technology. We cannot assure you that these tools will be successfully deployed on a timely basis, or at all, or that users will find these features attractive.

     Healthmall.com Personal Medical Record. We plan to offer a personal medical record which will allow users to establish and maintain a lifelong record of personal health and medical information in a secure portion of our database. We presently plan to add a personal medical record feature to our website in the second half of 2000.

     My Disease. This product is intended to allow consumers to receive email newsletters with health news and information tailored to their specific needs. We presently plan to add this tool to our website in the second half of 2000.

     Recipe Database. This feature is intended to provide a customized, searchable database of recipes meeting specific dietary requirements of the user, such as low-fat, low-salt diets. We presently plan to add this tool to our website in the second half of 2000.

Affiliate Relationships

     Dr. James Corea - Healthyfirst.com. On December 13, 1999, we entered into an agreement with Dr. James Corea, trading as James Corea's Vita-labs, under which we have purchased the following rights into perpetuity:

     - to operate, manage and host Dr. Corea's www.Healthyfirst.com website;

     - to design or redesign the website;

     - to add additional content to the website;

     - to establish hyperlinks to the website; and

     - to solicit and sell advertising on the website and advertise and market the website on search engines.

                                      [32]

Under the agreement, we are to receive 50% of the gross profits after expenses generated from the Healthyfirst.com website.

     Healthyfirst.com is a health information site that is targeted towards listeners of Dr. James Corea's radio show which is aired in the Philadelphia metropolitan area . The site has a shopping cart which allows the visitor to purchase vitamins and other nutritional products. All other requests by a visitor for information as well as use of interactive tools are linked to Healthmall.com.

     Pharmor Corporation. We are conducting a vitamin contest in conjunction with Pharmor Corporation. We have entered into a one year agreement with Pharmor Corporation to use Healthmall.com as its exclusive source for consumer healthcare content on their web site www.pharmor.com.

Chat Room

     We currently operate a single chat room conducted by Dr. James Corea and sponsor by Pharmor Corporation. Since January 1, 2000, we have conducted one chat session in which 31 visitors posted questions. We plan on further expanding the chat room and developing others.

New Business-Healthsites.com (TM)

     On January 20, 2000, we acquired all the right, title and interest to the Healthsites.com domain name from Prometrics Consulting, Inc.
Healthsites.com(TM), which went on-line on March 23, 2000, is designed to assist both consumers seeking to quickly access specific healthcare information and advertisers seeking to increase traffic to their website as well as their visibility and traffic with consumers.

Industry Overview

     Internet advertisers rely on websites providing web directories or "search engines" as one of the means of supplying an audience for their websites and advertising message. These search services enable consumers to search the Internet for a listing of web sites matching a descriptive word or phrase. We believe that search services are one of the tools on the Internet frequently used by persons seeking to obtain information about offerings of products and services. As a result, websites providing search services typically offer advertisers exposure to the Internet audience. These websites frequently offer advertisers the opportunity to target consumer interests based on keyword or topical search requests.

     We intend to tailor our array of services to improve the consumer search experience and more effectively link healthcare advertisers with their target consumers. We believe that the pay per visitor business model is becoming more important to online marketers and that corporate managers will seek out promotional alternatives or supplements to banner advertisements. As a result, we believe that companies seeking more effective ways to drive qualified traffic to their corporate web sites may increasingly include the goal of gaining higher placements on search engines in their strategy.

                                      [33]

Strategy

     We have designed our new search service to generate revenue based on the number of consumer click-throughs resulting from an advertiser's listing on our Healthsites.com(TM) web site. The click-through rate will be determined by an auction among advertisers bidding on the same words or phrases. We anticipate that the Healthsites.com(TM) search service will also generate additional revenue from banner advertising to be placed on search result pages.

     Search results on the Healthsites.com(TM) search service will be rank-ordered through a competitive bidding process in which each advertiser's bid will represent the amount it will pay Healthsites.com(TM) for each consumer click-through. The advertiser with the highest bid will be listed first in the search results, with the remaining advertisers appearing in descending bid amount order. Since advertisers must pay for each click-through to their website, we expect that they will select and bid only on those search words or phrases that they believe are most relevant to their business offerings.

     Advertisers desiring placement within the same search categories will bid against one another for prime placement, with the winning bid being at least $.01 greater than the next highest bid. The bid rate refers to the price an advertiser will pay for each click-through on the category search result page. Healthsites.com(TM) clients will pay only for traffic generated by the listing placement. Healthsites.com(TM) will allow advertisers to target as many key words as they wish with the resources they deem appropriate to attract customers. For example, a client may have 20 different search word placements, but decide it needs to be ranked first for only 5 of these word searches, with the remaining 15 words having a fourth place ranking.

     Websites that do not commercially offer healthcare products or services for purchase by consumers (such as those sponsored by government or charitable organizations) will generally be ranked below commercial websites in search results generated by the Healthsites.com search service because we believe that such data constitutes non-relevant information or "clutter" for consumers who are seeking commercial websites from which they can actually purchase goods or services. We do not prominently inform visitors to our web site that non-commercial websites are not prioritized by our search service. We do not believe that either our failure to prioritize such information or to inform visitors that we do not prioritize this information will have any adverse effect on a visitor's perception of our website or on our business. Because of our policy of reducing clutter on our web site, we will also limit the number of banner advertisements appearing on the Healthsites.com(TM) search result pages. Our focus is to provide a healthcare search service for consumers that will be easy to navigate and return the most relevant results for each category. We intend for our website to be user-and advertiser-friendly.

     We have recently entered into a one year agreement, with automatic one month renewals thereafter, with Nextopia Software Corporation, a data information provider, to provide supplemental data for the Healthsites.com(TM) search engine so that consumers will receive comprehensive search results in response to their search queries. Utilizing Nextopia's database of websites, Healthsites.com(TM) can display search results in addition to the listings paid for by our advertisers.

                                      [34]

Cross Marketing

     The advertisers who utilize our Healthmall.com are a source of potential clients for our Healthsites.com(TM). Thus, our strategy to obtain clients for Healthsites.com(TM) includes extensive cross-marketing. In addition, we intend to market our consumer base from Healthmall.com to increase revenue from existing clients by generating more click-throughs to our clients' web sites and to attract new clients. We intend to create this base through promotion and strategic marketing programs.

Healthcare Practitioner Services

     As a secondary objective we provide Internet related services to healthcare practitioners through website development, directory listings and
 .MD domain names. We initially believed that registering and hosting .MD domain names would be an important revenue generation part of our business. We have recently concluded otherwise and have changed the focus of our business strategy to healthcare websites rather than the registration of .MD domain names and other healthcare practitioner services that are not directly related to the websites.

Website Development and Hosting.

     We establish an online presence for the chiropractor by developing a website as well as an e-mail account for the chiropractor. This online presence will be performed free-of-charge for the first six months. At the end of the six months, the chiropractor will have the option of staying online for an annual fee of $150.00 or terminate the service. We have established, or are in the process of establishing, websites for over 200 chiropractors. No chiropractor has paid us any fees, since no chiropractor has had an online presence for six months. Depending on the success of this service with chiropractors, we may offer similar options for other healthcare practitioners.

Directory Listings

     On our website www.healthmall.com, we have created directories for licensed chiropractors, massage therapists and licensed naturopathic doctors. The directories include the name, address and phone number of the healthcare practitioner. We currently have approximately 3,700 licensed chiropractors, 20,000 massage therapists and 3,000 licensed naturopathic physicians listed on these directories. The information on these directories is derived from various professional membership directories as well as voluntary requests to be included in the directories. To date, 175 chiropractors have requested to be included on the directory. All of the database directories are searchable by name, address, city, state or zip code. In addition, we license from Med.NA, Inc., at no cost to us, a directory of over 375,000 licensed medical doctors and doctors of osteopathic medicine which includes in addition to the doctor's name, address and telephone number, the type of insurance which the doctor participates and which can be searched by medical specialty. A doctor can log on our website and register with MedNA to have his/her name added to the directory.

                                      [35]

 .MD Domain Names

       We register and host .MD domain names directly from our Internet website, located at www.GoHealth.MD. Anyone can access this site and register for an available domain name with the .MD extension. We have a strategic alliance with a Florida company, Domain Name Trust, Inc., which has a licensing agreement with the country of Moldova, a small Eastern European country which was assigned a monopoly over the ".MD" top-level domain extension by the Internet Assigned Numbers Authority, a United States government agency, in conjunction with the United Nations' International Organization for Standardization.

     We derive revenues from the registration of .MD domain names from our
website www.GoHealth.MD.     On our www.GoHealth.MD website, a person can
enter a name that they want to register for a one year period. The annual cost is $299. Currently under our agreement with Domain Name Trust, as a result of our making a $10,500 prepayment ($35 per domain name), we will receive $235 for the first 300 domain names which are registered through our website after January 1, 2000. We have registered four domain names under this program. After 300 domain names are registered, we are to receive $100 for each domain name registered at our website. In addition, we will receive $50 per year for the renewal of each domain name initially registered on our website.

Revenue Opportunities.

     Our company is a development stage company and as of December 31, 1999 we have not conducted any significant operations. Our operating strategy is presently comprised of three primary means of generating revenue:

          - advertising;
          - content syndication; and
          - electronic commerce.

     Advertising. The healthcare industry spends billions of dollars every year to market products and services to consumers. We believe that health portals and other vertically focused websites are uniquely positioned to attract a significant share of these advertising expenditures. By identifying users interested in a particular health-related topic or who desire to address a particular health condition, we believe we can sell advertising in a highly targeted manner, thereby commanding higher advertising rates.

     Merchants can purchase advertising on our website in two ways. Banner advertising is generally sold based on the number of impressions received by the advertisement and its position on the website. This type of advertising frequently encourages the user to move to other web pages which describe the advertiser's product and solicit a direct response from the user. Sponsorships are contracts that typically grant advertisers rights to promote their products on a specific portion of the website. Sponsorships are designed to support broad marketing objectives, including brand awareness, product introductions, research and transactions, generally on an exclusive basis. Accordingly, sponsorships are sold based on their duration, the portion of the website sponsored and the number of impressions delivered.

                                      [36]

     We have entered into an agreement with Burst Media, an advertising agency that sells advertising space on the Internet for websites. In addition, we directly solicit potential advertisers. The actual rates that we receive vary from advertiser to advertiser. Our agreement with Burst Media provides that Burst Media retains 40% of the advertising revenue that they generate. For February 2000, 7,336 users have clicked on our advertising sites on Healthmall.com as compared to 4,534 users for January 2000.

     We are at varying stages of establishing links with websites possessing easy to remember domain names. Since launching the Healthmall.com website, we have developed advertising relationships with the following companies:
Onhealth.com., Drkoop.com, Pharmor.com, Natraflex, The Simple Truth.com, Vivacity.com, Nature's Source's, Permalean, Nutriceutical Technology Corporation, Northeast Health Institute and Nourishing Foods, Inc.

     Content Syndication. We plan to enter into agreements and establish relationships with other companies to generate revenues and traffic growth to our website. Our current content agreements generally stipulate that all content provided by Healthmall.com must retain a legend indicating "Provided by Healthmall.com" and is subject to an acceptable use policy that defines how and where the content may be used. Editorial content and/or content control generally remain the exclusive right of the healthmall.com network. We believe that by allowing other high-traffic websites and portals to offer our content we will gain broad exposure of our brand and drive high volumes of traffic to the healthmall.com website, thereby allowing us to generate more advertising revenues.

     E-Commerce. We currently provide users with the ability to access a nutritional and vitamin products through our operation of the Healthyfirst.com website with Dr. James Corea. Under our agreement with Dr. Corea, we receive 50% of the gross profits after expenses generated by the website. We may develop other e-commerce opportunities in the future.

Marketing

     We will be seeking distribution relationships with leading search engines and portal companies, as well as with major Internet access providers. Distribution relationships serve to build our brand and drive traffic to the Healthmall.com website. By increasing our brand exposure and traffic through distribution relationships, our goal is to have Healthmall.com become an effective means for advertising healthcare products on the Internet. We have submitted our URL to all major search engines at no cost to us. In addition, we have listed our Healthmall.com website on the following search engines for which we pay a fee:

     -Goto.com search engine. We pay a monthly fee of approximately $10,000 to Goto.com for our Healthmall.com website. Goto.com is a pay for position search engine which allows individual websites to bid for a position in the search engine with regard to certain key words. The highest bid goes to the top of the list for a particular word.

     -Alta Vista search engine. We have rankings that direct traffic to our Healthmall.com website from the ALTA VISTA search engine as well as search engine positioning with the entity known as REAL NAMES. We anticipate paying approximately $1,000 on an annual basis for approximately 10 keywords which appear on the ALTA VISTA search results.

                                      [37]

     We intend to distribute and advertise our websites and services through major trade shows. As an example, we have participated in the Natural Health Food Expo in October 1999 in Baltimore, Maryland, as well as the Florida Chiropractic Association convention in December 1999 in Naples, Florida. We also plan to attend large state medical conventions that offer large physician attendance.

     We also use mailing lists, as well as E-mail and various selective media outlets, such as the Journal of the American Medical Association and other largely circulated medical and speciality medical journals, such as the Journal of the American Chiropractic Association. We may eventually expand our marketing in the field of dentistry and podiatry.

Sales and Support Organization

     We currently do not have any sales staff. All our selling efforts to date have been conducted by our President and sole employee, Leonard F. Vernon. Our goal is to hire four persons as sales staff. Our longer term goal is to divide the country into four regions, each with a sales manager and a sales team of two to four member under each sales manager. An inside sales person is also expected to be added to handle orders from customers, as well as provide customers with literature and product information.

Competition

     A large number of Internet companies compete for users, advertisers, e-commerce transactions and other sources of on-line revenue. The number of Internet websites offering users healthcare content, products and services is vast and increasing at a rapid rate. In addition, traditional media and healthcare providers compete for consumers' attention both through traditional means as well as through new Internet initiatives. We believe that competition for healthcare consumers will continue to increase as the Internet grows as a communication and commercial medium.

     We compete directly for users, advertisers, e-commerce merchants, syndication partners and other affiliates with numerous Internet and non-Internet businesses, including:

     -Health-related on-line services or websites targeted at consumers, such as accesshealth.com, ahn.com, betterhealth.com, drweil.com, healthcentral.com, healthgate.com, intelihealth.com, mayohealth.org; mediconsult.com, onhealth.com, thriveonline.com and webmd.com;

     -On-line and Internet portal companies, such as America Online, Inc.;
      drkoop, Inc., Microsoft Network; Yahoo! Inc.; Excite, Inc.; Lycos Corporation and Infoseek Corporation;

     -Electronic merchants and conventional retailers that provide healthcare goods and services competitive to those available from links on our website;

                                      [38]

     -Hospitals, HMOs, managed care organizations, insurance companies and other healthcare providers and payors which offer healthcare information through the Internet; and

     -Other consumer affinity groups, such as the American Association of Retired Persons, SeniorNet and ThirdAge Media, Inc. which offer healthcare-related content to specific demographic groups.

     We believe that competition in our industry is based primarily on:

     -the quality and market acceptance of healthcare content;

     -brand recognition;

     -the quality and market acceptance of new enhancements to current content; and

     -features and tools.

     Our competitive position in our market as compared to our competitors is difficult to characterize due principally to the variety of current and potential competitors, the emerging nature of the market, and our being in the
market for only a short period of time.     We believe that our markets are
still evolving, and we cannot assure you that we will be able to compete successfully.

     Additionally, many of our competitors are likely to enjoy substantial competitive advantages compared to our company, including:

     - the ability to offer a wider array of on-line products and services;

     - larger production and technical staffs;

     - greater name recognition;

     - larger customer and user bases; and

     - greater financial resources.

     To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance our products and services, as well as our sales and marketing channels. Increased competition could result in a loss of our market share or a reduction in our prices or margins, any of which could adversely affect our business. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services

Business Interruptions

     Our operations are dependent on our ability to protect our computer equipment against damage from fire, earthquakes, power loss, telecommunications failures and similar events. A significant portion of our computer equipment, including virtually all of our equipment devoted to our Internet services, is located at the facilities of Prometrics Consulting, Inc. in King of Prussia, Pennsylvania. Any equipment damage or failure that causes interruptions in our operations could have a materially adverse effect on our business. We do not have an insurance policy covering such interruptions, although we are investigating such coverage.

                                      [39]

     Additionally, Year 2000 problems may disrupt our operations which could result in lost revenues and increased operating costs. Because our business depends on computer software, we have assessed the Year 2000 readiness of our systems. We are satisfied with our state of readiness, but we cannot make any assurances that we will avoid the Year 2000 problem. Any problems arising from Year 2000 complications could potentially result in lost revenues and increased costs.

Security Risks

     Our software and equipment are vulnerable to computer viruses or similar disruptive problems caused by our customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers. We do not have product liability or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties. Although we attempt to limit our liability to customers for these types of risks through contractual provisions, no assurances can be given that these limitations will be enforceable or effective.

     We retain confidential customer information in our database. Therefore, it is critical that our facilities and infrastructure remain secure and are perceived by consumers to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors or similar disruptive problems. A material security breach could damage our reputation or result in liability.

Technology And Systems

     We recently changed the host of our website. Our web platform and data warehouse are currently maintained offsite by ProMetrics Consulting, Inc., a Microsoft Certified Solution Provider. ProMetrics contracts directly with a backbone provider, PSINet. This backbone provides GoHealth with better performance and reliability by routing network traffic over private connections instead of public exchange points. ProMetrics's data centers have physical security perimeter motion and intrusion detection capabilities. Logical security is accomplished with the deployment of continuous updated Checkpoint Firewall-1 solutions. ProMetric's carrier-class facilities have advanced fault tolerant power systems including facilities-based AC/DC battery backup and natural gas standby generator set. ProMetrics hosts monitoring applications to provide GoHealth's web platform and data warehouse availability on 7x24x365 basis.

     The GoHealth web platform is designed to be scaleable. The GoHealth web platform consists of readily available, off-the-shelf, computer systems, including dual Intel Pentium servers in a fully redundant configuration. The GoHealth web platform was designed using a proprietary architecture deploying primarily Microsoft technology running the Windows NT and Windows 2000 Operating Systems. Other Microsoft web enabling technologies used in the GoHealth web platform include:

     -Microsoft Transaction Server - software that treats all business interactions as transaction bundles.

     -Microsoft SQL Server - database software used to store user data and content.

     -Microsoft Site Server - software that handles all e-commerce activity.

     -Microsoft Internet Information Server - software which enables pages to be displayed to the user.

                                      [40]

Regulation

     Some computer applications and software are considered medical devices and are subject to regulation by the United States Food and Drug Administration. We do not believe that our current applications or services will be regulated by the FDA. We may expand our application and service offerings into areas that subject it to FDA regulation. We have no experience in complying with FDA regulations.

     The practice of medicine and pharmacology requires licensing under applicable state law. We have endeavored to structure our website and affiliate relationships to avoid violation of state licensing requirements, but a state regulatory authority may at some point allege that some portion of our business violates these statutes. Any such allegation could result in a material adverse effect on our business. Further, any liability based on a determination that we engaged in the practice of medicine without a license could expose us to civil or criminal liability. We do not maintain insurance against such liabilities.

     We may earn a service fee when users on our website purchase prescription pharmacy products from certain of our prospective Internet partners. We anticipate that the fee would not be based on the value of the sales transaction but rather on a fee per visit basis. Federal and state "anti-kickback" laws prohibit granting or receiving referral fees in connection with sales of pharmacy products that are reimbursable under federal Medicare and Medicaid programs and other reimbursement programs. Although there is uncertainty regarding the applicability of these regulations to our Internet revenue strategy, we believe that any service fees we receive are for the primary purpose of marketing and do not constitute payments that would violate federal or state "anti-kickback" laws. However, if our programs are deemed to be inconsistent with federal or state law, we could face criminal or civil penalties. Further, we would be required either not to accept any transactions which are subject to reimbursement under federal or state healthcare programs or to restructure our compensation to comply with any applicable anti-kickback laws or regulations. In addition, similar laws in several states apply not only to government reimbursement but also to reimbursement by private insurers. If our activities were deemed to violate any of these laws or regulations, it could cause a material adverse affect on our business, results of operations and financial condition.

Employees/Consultants

     Currently, Leonard F. Vernon, our President is our only employee. We have entered into consulting agreements and have hired consultants from time to time to assist in our operations.

     On November 16, 1999, we entered into a management consulting agreement with MCOM Management Corp., under which MCOM agreed to conduct marketing research in the Internet health industry. MCOM also confers with our management daily regarding our operations and implementing our business plan. MCOM is also expected to provide investment relations for us by interacting with brokerage firms and investment and acquisition candidates for us. We have agreed to pay MCOM $5,000 per month through October 2000 and we issued to MCOM 300,000 shares of our common stock and a warrant to purchase 500,000 shares of our common stock through December 31,2000. The first 100,000 shares exercisable under the warrant are exercisable at $1.00 per share and the remaining 400,000 shares are exercisable at $2.00 per share.

                                      [41]

     We have also entered into one year consulting agreements on August 23, 1999 with Dr. Harvey Benn, D.O. and Dr. Frank Gettson, a chiropractor. Under the agreements, Dr. Benn and Dr. Gettson agreed to provide us consultancy services from time to time and provided advisory service in designing and formatting our website to attract other medical professionals. As part of the agreements, we issued to Dr. Benn an option to purchase 150,000 shares of our common stock for $1.00 per share until July 2009 and to Dr. Gettson an option to purchase 25,000 shares for $1.00 per share until July 2009.

     On January 20, 2000, in connection with our purchase of the Healthsites.com domain name from Prometrics Consulting, Inc., Prometrics Consulting, Inc. agreed to provide one hundred hours of advisory services in connection with our Healthsites.com website and agreed to assist us in developing strategic alliances for the website. For the purchase and the consulting services we paid Prometrics $20,000 and issued them 50,000 shares of our common stock and an option to purchase 100,000 shares of our common stock at $2.00 per share until August 27, 2009.

     On March 10, 2000, we entered into a one year business consulting agreement with American Benefit Systems, Inc., a New Jersey corporation, which is wholly owned by Daniel Lanktree. Under the Consulting Agreement, American Benefit System, Inc. is required to (i) develop prospects, schedule meetings, assist in negotiation of contracts with health related companies; (ii) provide strategic marketing and sales expertise; (iii) assist in raising capital; (iv) consult on corporate planning and growth; and (v) assist in identifying suitable candidates for our management team. We issued to American Benefit Systems, Inc. 10,000 shares of our common stock and 100,000 warrants to purchase shares of our common stock at $1.50 per share until March 10, 2005.

     On April 20, 2000, we entered into a consulting agreement with Joel Johnston under which we agreed to pay Mr. Johnston $7,800 per month for website development services rendered beginning on February 1, 2000, and extending indefinitely until canceled by either of the parties upon two days written notice. Also pursuant to this agreement, we issued 25,000 shares of our common stock to Mr. Johnston and agreed to issue to Mr. Johnston an additional 25,000 shares of our common stock on each of June 1, 2000, July 1, 2000, October 1, 2000, November 1, 2000, December 1, 2000, January 1, 2000,
and February 1, 2000, provided that the consulting agreement has not been terminated by either party prior to the applicable date.

     On May 30, 2000, we entered into a consulting agreement with Logan Chamberlin to provide us with consulting services regarding alternative medicine applications in the Company's websites for the period from May 15, 2000 to September 30, 2000. Pursuant to the consulting agreement, we issued Mr. Chamberlin 100,000 shares of our common stock.

Property

     Our offices are located at 2051 Springdale Road, Cherry Hill, New Jersey. Also present at this location are the offices of Able Imaging, Inc., a wholly owned entity of William D. Hanna, one of our directors. We do not pay rent to Mr. Hanna for such facilities.

                                      [42]

PAGE>

                        DIRECTORS AND EXECUTIVE OFFICERS

     Our executive officers and directors, their respective ages and their positions as of December 31, 1999 are as follows:

Name                          Age           Position(s) and Office(s)
Dr. Leonard F. Vernon         44            President, Treasurer and Director

William D. Hanna              54            Vice President,
                                            Assistant Secretary and Director

Kevin O'Donnell               51            Secretary

     Dr. Leonard F. Vernon, became our president, treasurer and a director on November 10, 1999 in connection with the merger with GoHealth.MD, Inc., the Delaware corporation. Dr. Vernon was the founder, and continues to be the President and director of GoHealth.MD Inc., the Delaware corporation, which is now operated as our wholly-owned subsidiary as a result of the merger. Dr. Vernon devotes substantially all of his business time to our business. Dr. Vernon has managed and maintained a private practice of chiropractic for over 20 years. He is licensed to practice chiropractic in New Jersey, Delaware and Pennsylvania. From 1990 to 1999, Dr. Vernon was the President and Chairman of Imaging Management Associates, Inc., a Colorado corporation, which operated outpatient diagnostic imaging centers. Dr. Vernon has a previous disciplinary action by the New Jersey State Board of Medical Examiners in which he was given an 18-month suspension of his license, 30 days of which were to be active with a monetary penalty of $3,000. Dr. Vernon failed to perform the required community service and pay the fine and the suspension was imposed for a full 18 months. This disciplinary action was taken after the determination that Dr. Vernon's application to the Educational Commission of Foreign Medical Graduates was misleading. Dr. Vernon currently possesses an unrestricted license to practice chiropractic in the State of New Jersey and there is no pending disciplinary action against him in any of the states in which he is licensed.

     William D. Hanna became one of our directors and our vice president on November 10, 1999 in connection with the merger with GoHealth.MD, Inc., the Delaware corporation. Mr. Hanna continues to be a director of GoHealth.MD Inc., the Delaware corporation, which is now operated as our wholly-owned subsidiary as a result of the merger. Mr. Hanna attended Philadelphia Community College and has extensive experience in real estate and site development. Previous to his retirement more than five years ago, Mr. Hanna spent 20 years in the construction industry as a steel erector and owner of his own business. In the past five years, Mr. Hanna has served as the chief executive officer of a durable medical equipment company and has also been a co-owner of a provider of discounted health care services.

     Kevin O'Donnell became our Secretary on November 10, 1999 in connection with the merger with GoHealth.MD, Inc., the Delaware corporation. Mr. O'Donnell continues to be a director and secretary of GoHealth.MD Inc., the Delaware corporation, which is now operated as our wholly-owned subsidiary as a result of the merger. Mr. O'Donnell is a 1976 graduate of Rutgers University (B.A. Political Science). From 1978 to 1990, he was employed by Burlington Industries as an operations manager and then as Northeast Regional Sales and Marketing Manager. From 1990 through 1998, Mr. O'Donnell served as a Director and/or Director of Operations of Imaging Management Associates, Inc, a Colorado corporation, which operated outpatient diagnostic imaging centers.

                                      [43]

Board of Directors

     Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and have qualified.

Section 16 Reporting

     Our current directors did not timely file required Forms 3 after their respective appointments on November 10, 1999, until December 28, 1999. Sandra Vernon, the wife of one of our directors and our president, Dr. Leonard Vernon, acquired more than 10% of our common stock in the November 10, 1999 merger with GoHealth.MD, Inc., the Delaware corporation and filed a Form 3 on December 28, 1999.

     Based solely upon our review of Forms 3, 4 and 5 and amendments thereto furnished to us under Rule 16a-3(a) since May 31, 1999, we are not aware of any other person who was a director, officer, or beneficial owner of more than ten percent of our common stock and who failed to file reports required by
Section 16(a) of the Securities Exchange Act of 1934 in a timely manner.

                             EXECUTIVE COMPENSATION

     The following tables set forth information with respect to the compensation received for year ended December 31, 1999 by our President and our other most highly compensated individuals. No compensation in excess of $100,000 was awarded to, earned by, or paid to any executive officer or director during the year ended December 31, 1999.

                         Annual Compensation                 Long-Term
                                                             Compensation
                                                             Awards
Name and Principal Position     Fiscal Year  Salary  Bonus   Common Stock
                                                             Underlying
                                                             Options

Dr. Leonard Vernon, President   1999         -0-(1)   -0-      -0-
Tyson Schiff, President         1999         -0-      $500(2)  -0-
William Hanna, Vice President   1999         -0-      -0-      115,000(3)
Kevin O'Donnell, Secretary      1999         -0-      -0      -115,000(3)


(1) Dr. Leonard Vernon has never received compensation for his services. However, in the event our revenues exceed $1,000,000 or at the discretion of the board of directors, Dr. Vernon will receive an annual salary of approximately $145,000.

(2) In October 1998, Tyson Schiff received a $500 bonus for serving as our president and director.

(3) Originally issued by GoHealth.MD Inc., the Delaware corporation, prior to the Merger.

                                      [44]

                   STOCK OPTIONS GRANTED IN 1999 FISCAL YEAR

Name        Number of Shares of   Percent of Total    Exercise  Expiration
            Common Stock          Options Granted to  Price     Date
            Underlying Options    Employees
            Granted

William Hanna     115,000          50%                $0.50      2/23/06

Kevin O'Donnell   115,000          50%                $0.50      2/23/06



                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

   The following table sets forth certain information concerning ownership of our common stock as of June 21, 2000. The table discloses each person known to be the beneficial owner of more than five percent (5%) of our common stock.
The table also shows the stockholdings of our directors, as well as the shares held by directors and executive officers as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided.

Name and Address                 Amount and Nature of         Percent of
of Beneficial Owner              Beneficial Ownership         Class

MCOM Management Corp.            683,000 (1)                   13.8%
350 Fifth Avenue,
Suite 5807
New York, NY 10118

Michael Morfit                   783,000 (2)                   15.8%
350 Fifth Avenue,
Suite 5807
New York, NY 10118

Sandra Vernon                    2,000,000                    43.5%
2051 Springdale Road
Cherry Hill, NJ 08003

William D. Hanna                 615,000 (3)                  13.0%
2051 Springdale Road
Cherry Hill, NJ 08003

Dr. Leonard Vernon               2,000,000 (4)                43.5%
2051 Springdale Road
Cherry Hill, NJ 08003

Kevin O'Donnell                  465,000 (5)                   9.9%
2051 Springdale Road
Cherry Hill, NJ 08003

                                      [45]

Prometrics Consulting, Inc.      250,000 (6)                   5.2%
480 American Avenue
 King of Prussia, PA 19406

Marc Duey                        250,000 (7)                   5.2%
480 American Avenue
King of Prussia, PA 19406

Executive Officers and           3,080,000                    64.3%
Directors as a Group

(1) Includes 350,000 shares of our common stock which may be acquired upon the exercise of outstanding warrants held by MCOM Management Corp. MCOM Management Corp. is wholly owned by Michael Morfit.

(2) Includes 333,000 shares of our common stock and warrants to purchase 350,000 shares of our common stock held by MCOM Management Corp., which is wholly owned by Michael Morfit. Also includes 100,000 shares of our common stock held by MCM Stork Fund, L.P., which is managed by MCM Capital, L.L.C., a limited liability company for which Michael Morfit is the managing member.

(3) Includes 115,000 shares of our common stock which may be acquired upon the exercise of outstanding stock options held by Mr. Hanna.

(4) Includes 2,000,000 shares owned by Sandra Vernon, the wife of Dr. Leonard Vernon. Dr. Vernon disclaims beneficial ownership of such shares.

(5) Includes 115,000 shares of our common stock which may be acquired upon the exercise of outstanding stock options held by Mr. O'Donnell.

(6) Includes 100,000 shares of our common stock, which may be acquired upon exercise of outstanding options and 100,000 shares of our common stock which may be acquired upon exercise of outstanding Series A Warrants. Prometrics Consulting, Inc., is wholly owned by Marc Duey.

(7) Includes 50,000 shares of our common stock and options and warrants to purchase 200,000 shares of our common stock held by Prometrics Consulting, Inc., which is wholly-owned by Marc Duey.

                                      [46]

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On May 10, 1999, we rescinded a purchase and sale agreement with Imaging Management Associates, Inc., a Colorado corporation, and an employment agreement with Leonard F. Vernon, both dated December 9, 1998, due to Imaging Management Associates, Inc.'s failure to satisfy a condition required for the closing of the agreement of sale. Dr. Leonard F. Vernon, our current President, was the President of Imaging Management Associates, Inc. at that time. Pursuant to the rescission agreement, we agreed with Imaging Management Associates, Inc and Dr. Vernon to rescind and terminate, from the beginning, the purchase and sale agreement and the employment agreement, and all shares of our common stock which were issued in contemplation of a closing of the transaction were returned to us and canceled.

     Our offices are located at 2051 Springdale Road, Cherry Hill, New Jersey, which also houses the offices of Able Imaging, Inc., a wholly owned entity of William D. Hanna, one of our directors. We do not pay rent to Mr. Hanna for such facilities.

     We have obtained a total of $38,000 pursuant to three working capital loans from William Hanna Consultants, Inc., an entity controlled by William
Hanna, one of our directors.   All of these notes are unsecured, require all
interest and principal be repaid in one lump sum and bear 5% interest per annum. A $25,000 April 26, 1999 Note was due to be repaid on May 26, 1999, and was extended indefinitely. No additional consideration was tendered for this indefinite extension. A $10,000 Note dated March 29, 1999, was repaid in full on January 20, 2000. The interest on this Note was waived by Mr. Hanna. A $3,000 Note dated May 2, 1999 matures on May 2, 2001. We have not made any payments of interest or principal on the April 26, 1999 Note or the May 2, 1999 Note. In addition, on April 27, 2000, we borrowed $20,000 from William Hanna Consultants, Inc., which we repaid on May 5, 2000.

     Ken Kurtz currently owns less than 5% of our outstanding common stock. Prior to the November 10, 1999 merger with GoHealth.MD, Inc., the Delaware
corporation, however, he owned in excess of 50% of the common stock.   Mr.
Kurtz received 400,000 shares pursuant to a November 30, 1998 consulting agreement with us whereby he agreed to assist in preparing employment agreements, contracts and other filings required by the Securities and Exchange Commission and all other necessary state and Federal regulatory bodies, and in referring to us an independent auditor and attorney. All amounts owing to Mr. Kurtz have been paid, all services have been rendered and the agreement is no longer in effect.

     According to a financial consulting agreement with Park Street Investments, Inc. executed on March 5, 1998, Park Street assisted with our administration and recapitalization. Park Street also agreed to actively pursue and negotiate a merger or business combination with a third party on our behalf. GoHealth.MD Inc., the Delaware corporation, was introduced to us through the efforts of Mr. Kurtz and Park Street. Park Street paid all costs associated with these responsibilities through the date of the merger. As part of this consulting agreement, on June 22, 1998, for a $15,100 investment we issued 48,709 shares of common stock to a designee of Park Street -- First Avenue, Ltd., a limited partnership organized under the laws of the State of Utah. Ken Kurtz, being a general partner of First Avenue, Ltd. and the president of Park Street, indirectly controls such shares. All amounts owing to Park Street have been paid, all services have been rendered and the agreement is no longer in effect.

                                      [47]

                  MARKET PRICE AND RELATED SHAREHOLDER MATTERS

     Our common stock is currently traded through the over-the-counter market on the National Association of Securities Dealers, Inc. Bulletin Board ("NASD Bulletin Board") under the symbol "GOMD." Prior to January 19, 2000, our common stock was traded through the NASD Bulletin Board under the symbol "NUGT." Limited trading has occurred over the past several years.

     The following table set forth below lists the range of high and low bids of our common stock for each fiscal quarter for the last two calendar years and through June 20, 2000 as reported by the NASD Bulletin Board. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

     The amounts, and all other shares and price information contained in this document, have been adjusted to reflect the stock splits.

     Period Ended December 31, 1998     High            Low
               First Quarter            $0.02           $0.001
               Second      Quarter      $0.02           $0.005
               Third Quarter            $0.02           $0.001
               Fourth Quarter           $7.00           $0.062

     Period Ended December 31, 1999
               First Quarter            $6.00           $0.062
               Second Quarter           $3.250          $0.33
               Third Quarter            $4.50           $1.25
               Fourth Quarter           $6.00           $2.00

     Period Ended December 31, 2000
               First Quarter            $6.00           $2.75
               Second Quarter           $6.00           $2.375
                 (to June 20, 2000)

     As of June 20, 2000, the closing price of our common stock as reported by the NASD Bulletin Board was $4.25. As of June 20, 2000, we had approximately 623 shareholders of record.

     We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate declaring any cash dividends in the foreseeable future.

                                      [48]

                           DESCRIPTION OF SECURITIES

General

     Our Articles of Incorporation, as amended authorize the issuance of 25,000,000 shares of common stock, $.01 par value. As of June 21, 2000, there were 4,549,603 shares of common stock outstanding and an aggregate of 1,717,000 options and warrants to purchase common stock.

     In October 1998, our common stock experienced a 1-for-310 reverse stock split and all fractional shares were rounded up. Immediately after the reverse split, we had approximately 97,117 total shares of issued and outstanding. Simultaneous with this reverse stock split the number of shares of common stock authorized for issuance was reduced 1-for-10, from 50,000,000 to 5,000,000.

     At our 1999 annual meeting, held on August 16, 1999, our Board of Directors and the holders of a majority of the outstanding common stock increased the number of authorized shares of our common stock to 25,000,000 from 5,000,000.

     The following is a summary description of our capital stock and certain provisions of our Amended Articles of Incorporation and Bylaws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits. We have also included a summary description of only those options and warrants held by selling stockholders which does not describe all our outstanding options and warrants.

Common Stock

     The holders of the common stock (i) have equal and ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have pre-emptive, subscription or conversion rights (there are no redemption or sinking fund provisions applicable to our common stock), and (iv) are entitled to one non-cumulative vote per share on all matters which shareholders may vote at all meetings of shareholders. All shares of common stock now outstanding are fully paid for and non-assessable and all shares which are part of this offering, when issued, will be fully paid for and non-assessable.


Options and Warrants Included in this Prospectus

     Of the total of 2,385,500 shares registered for sale by the selling securityholders, 856,000 shares are issuable upon exercise of options and warrants issued to consultants. These consultants warrants and options are immediately exercisable, have an exercise price of $.50 to $2.00 and have terms from two to ten years.

     In addition, we have sold Series A Warrants to purchase 429,500 shares of common stock. The Series A Warrants have an exercise price of $1.00 per share and expire on December 31, 2002. Series A warrants to purchase 90,000 shares of common stock have been exercised to date. All of the shares issuable upon exercise of the warrants are being registered.

                                      [49]

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock is American Securities Transfer & Trust, Inc., 12039 West Alameda Parkway, Lakewood, Colorado 80228, telephone 303-986-5400.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our By-laws as amended, provide that our directors or officers shall not be personally liable to GoHealth or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our By-laws, as amended, is to eliminate the right of GoHealth and its shareholders (through shareholders' derivative suits on behalf of GoHealth) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, GoHealth has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock offered will be passed upon by our legal counsel, Hale & Schenkman, Princeton, New Jersey

                                    EXPERTS

     Financial statements of GoHealth.MD, Inc. as of December 31, 1999 and for the period from our inception until December 31, 1999, appearing in this prospectus and registration statement have been audited by Samuel Klein & Company, independent auditors, as indicated in their reports thereon, appearing elsewhere herein and are included in reliance upon the authority of such firm as experts in accounting and auditing in rendering the reports.

                                      [50]

                                GoHealth.MD Inc.
                         INDEX TO FINANCIAL STATEMENTS
                                                            Page
Year Ended December 31, 1999 (Audited)
Report of Independent Public Accountants                    F-1

Balance Sheets                                              F-3

Statement of Operations                                     F-4

Statement of Stockholders' Equity (Deficit)                 F-5

Statement of Cash Flows                                     F-6

Notes to Financial Statements                               F-8

Three Months Ended March 31, 2000 (Unaudited)

Balance Sheets                                             F-19

Statement of Operations                                    F-20

Statement of Cash Flows                                    F-21

Notes to Financial Statement                               F-22

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors of
GoHealth.MD, Inc.
(A Development Stage Company)
Cherry Hill, New Jersey 08003


We have audited the accompanying consolidated balance sheet of GoHealth.MD, Inc. (A Development Stage Company) (formerly Nugget Exploration, Inc.) as of December 31, 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from inception (February 23, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GoHealth.MD, Inc. (A Development Stage Company) as of December 31, 1999 and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.









                                            /s/Samuel Klein and Company
                                            SAMUEL KLEIN AND COMPANY


Newark, New Jersey
March 28, 2000

                                     [F-1]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1999


ASSETS

Current Assets:
     Cash                                                $      38,791
     Accounts receivable                                            48
     Prepaid expenses                                            3,800
     Domain names - available for sale                          38,834
                                                                ------
            Total Current Assets                                81,473
                                                                ------
Furniture and equipment, net of accumulated
 depreciation of $1,488                                          4,521
                                                                ------
Other Assets:
     Deposits                                                    5,500
     Website costs                                              60,900
                                                                ------
            Total Other Assets                                  66,400
                                                               -------
                    TOTAL ASSETS                         $     152,394
                                                               =======

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
     Notes payable                                       $      45,380
     Accounts payable                                           66,042
     Accrued expenses                                            9,694
     Accrued interest payable                                    9,614
     Due to former officer                                       1,340
     Due to officer                                             21,622
                                                               -------
          Total Liabilities                                    153,692
                                                               -------
Stockholders' Equity (Deficit):
     Common stock ($.01 par value, 25,000,000 shares
       authorized, 4,149,117 shares issued and outstanding)     41,491
     Additional paid-in capital                              3,214,594
   Less: Series A warrants subscriptions receivable           (269,500)
     Unamortized consulting expenses, net of accumulated
       amortization of $316,667                             (1,583,333)
     Retained earnings (deficit)                            (1,404,550)
                                                             ---------
          Total Stockholders' Equity (Deficit)                  (1,298)
                                                             ---------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)  $     152,394
                                                               =======

   The accompanying notes are an integral part of these financial statements.

                                     [F-3]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF OPERATIONS

               FOR THE PERIOD FROM INCEPTION (FEBRUARY 23, 1999)

                              TO DECEMBER 31, 1999


Sales:
     Advertising revenue                                    $        80
     Domain name sales                                            1,300
Cost of Sales                                                      (910)
                                                                -------
         Gross Profit                                               470
                                                                -------
Other Expenses:
     General and administrative expenses                         87,894
     Marketing and licensing fees                                18,988
     Website costs                                               40,660
     Advertising and promotion                                  115,876
     Consulting fees                                            331,867
     Interest expense                                             1,235
                                                                -------
                                                                596,520
                                                                -------
Net Loss                                                       (596,050)

Beneficial Conversion Feature of Warrants                       808,500
                                                                -------
Net Loss on Common Stock                                    $(1,404,550)
                                                              =========
Loss per Share:
     Basic loss per share                                   $      (.34)
                                                                    ===
     Diluted loss per share                                 $      (.34)
                                                                    ===
     Basic common shares outstanding                          4,149,117
                                                              =========
     Diluted common shares outstanding                        4,149,117
                                                              =========


   The accompanying notes are an integral part of these financial statements.

                                     [F-4]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

               FOR THE PERIOD FROM INCEPTION (FEBRUARY 23, 1999)

                              TO DECEMBER 31, 1999





                      Common Stock                                Series A        Accumulated     Deficit
                      $.01 Par Value               Additional     Warrants        Unamortized     During the     Total
                      Number                       Paid-In        Subscriptions   Consulting      Development    Stockholders'
                      of Shares      Amount        Capital        Receivable      Expense         Stage          Equity (Deficit)
At Inception on
February 23, 1999                    $             $              $               $               $              $

Issuance of Common
Stock at $.01
per share             3,000,000       30,000          (27,000)                                                         3,000

Issuance of Shares
and Warrants in
Private Placement        96,000          960          247,640                                                        248,600

Issuance of Shares
and Warrants
for Services              4,000           40           10,360                                                         10,400

Issuance of Common
Stock in Connection
with Reverse Merger     697,117        6,971          (46,046)                                                       (39,075)

Issuance of Common
Stock and Warrants in
Connection with
Consulting Agreement    300,000        3,000        1,897,000                      (1,900,000)                             -

Issuance of Common
Stock and Warrants for
Services                  2,000           20            5,180                                                          5,200

Exercise of Warrants     50,000          500           49,460                                                         49,960

Subscriptions Receivable
on Sale of
"Series A" Warrants                                   269,500        (269,500)                                              -

Net Loss on Common
Stock for the Period
from Inception
February 23, 1999 to
December 31, 1999                                                                     316,667      (1,404,550)    (1,087,883)

Beneficial Conversion
Feature of Warrants                                   808,500                                                        808,500
                      ---------       ------        ---------         -------       ---------     -----------      ---------
                      4,149,117      $41,491       $3,214,594     $  (269,500)    $(1,583,333)    $(1,404,550)     $  (1,298)
                      =========       ======        =========         =======       =========       =========          =====




The accompanying notes are an integral part of these financial statements.

                                     [F-5]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

               FOR THE PERIOD FROM INCEPTION (FEBRUARY 23, 1999)

                              TO DECEMBER 31, 1999




Cash Flows from Operating Activities:
     Net loss on common stock                              $(1,404,550)
     Adjustment to reconcile net loss to net cash
       used in operating activities:
         Amortization                                          316,667
         Depreciation                                            1,488
         Beneficial Conversion Feature                         808,500
     Changes in assets and liabilities:
         Increase in accounts receivable                           (48)
         Increase in prepaid expenses                           (3,800)
         Increase in deposits                                   (5,500)
         Increase in Domain names - available for sale         (38,834)
         Increase in accounts payable                           66,042
         Increase in accrued interest payable                    9,614
         Increase in accrued expenses                            9,694
                                                              --------
          Net cash used in operating activities               (240,727)
                                                              --------
Cash Flows from Investing Activities:
     Purchase of website                                       (45,300)
     Purchase of furniture and equipment                        (6,009)
     Cost of acquisition net of cash acquired                  (39,075)
                                                                ------
          Net cash used in investing activities                (90,384)
                                                                ------
Cash Flows from Financing Activities:
     Proceeds from sale of common stock and stock warrants     301,560
     Proceeds of notes payable                                  45,380
     Proceeds from officers loans                               22,962
                                                               -------
          Net cash provided by investing activities            369,902
                                                               -------
Net Increase in Cash                                            38,791

Cash - Inception (February 23, 1999)                                 -
                                                               -------
Cash - End of Period (December 31, 1999)                   $    38,791
                                                                ======
Supplemental Disclosures of Cash Flow Information:
     Cash paid during the period for:
       Interest                                            $         -
                                                                ======
       Taxes                                               $         -
                                                                ======


                                     [F-6]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

               FOR THE PERIOD FROM INCEPTION (FEBRUARY 23, 1999)

                              TO DECEMBER 31, 1999



Supplemental Disclosure of Noncash Investing
 and Financing Activities:
       Issuance of common stock and warrants for
     services                                              $    15,600
                                                                ======
       Series A warrants subscribed for                    $   269,500
                                                               =======
Acquisition:
     Notes payable assumed                                 $    (7,380)
     Liabilities assumed, net of cash                          (30,355)
     Loans from officers                                        (1,340)
                                                                ------
       Cost of acquisition, net of cash acquired           $   (39,075)
                                                                ======


   The accompanying notes are an integral part of these financial statements.

                                     [F-7]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999




1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

GoHealth.MD, Inc. ("GoHealth" or "Company"), a development stage company, was incorporated under the laws of the State of Delaware on February 23, 1999. GoHealth.MD, Inc. will be engaged in providing through the Internet an advertising network and Internet presence for independently-owned health food stores, health care providers and others.

On November 10, 1999, GoHealth and Nugget Exploration, Inc. (collectively with its subsidiaries herein referred to as "Nugget") completed a planned Stock Exchange Agreement and Plan of Merger. Under the terms of the agreement, GoHealth became a wholly owned subsidiary of Nugget and a wholly owned subsidiary of Nugget merged with and into GoHealth. The stockholders of GoHealth received one share of common stock of Nugget for each share of GoHealth common stock held, resulting in the current stockholders of GoHealth owning approximately 81% of Nugget common stock.

The merger was accounted for as a purchase. However, since the stockholders of GoHealth will own approximately 81% of Nugget outstanding shares, and therefore have control, they will be deemed to be the acquirer and no step up in basis will be reflected and no goodwill will be recorded by the company. This accounting treatment is in accordance with the Securities and Exchange Commission staffs' view that the acquisition by a public shell of assets of a business from a private company for a significant number of shares should be accounted for at historical costs and accounted for as a reverse merger.

Principles of Consolidation

The accompanying financial statements as of December 31, 1999 and for the period then ended consolidate the accounts of the parent company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements include the results of operations of Nugget since November 10, 1999.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company's revenues will be derived principally from advertising, content syndication, electronic commerce and the sale of domain names.

                                     [F-8]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999
                                  (Continued)


1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

The Company intends to generate advertising revenue from banner advertising and from sponsorships. Banner advertising is generally sold based on the number of impressions received by the advertisement and its position on the website.
This type of advertising frequently encourages the user to move to other web pages which describe the advertiser's product and solicit a direct response from the user. Sponsorships are contracts that typically grant advertisers rights to promote their products on a specific portion of the website. Sponsorships are designed to support broad marketing objectives, including brand awareness, product introductions, research and transactions, generally on an exclusive basis. Accordingly, sponsorships are sold based on their duration, the portion of the website sponsored and the number of impressions delivered. Advertising revenues on both banner and sponsorship contracts are recognized ratably over the period in which the advertisement is displayed, provided that no significant Company obligations remain at the end of a period and collection of the resulting receivable is probable. Company obligations typically include guarantees of minimum number of "impressions," or times that an advertisement appears in pages viewed by users of the Company's online properties. To the extent minimum guaranteed impressions are not met, the Company will defer recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved.

The Company also plans to earn revenues on sponsorship contracts from fees relating to the design, coordination, and integration of customers' content and links into online media properties. These development fees are recognized as revenue once the related activities have been performed and the customer's web links are available. The Company plans to structure agreements that may provide for the Company to receive revenues from electronic commerce transactions. Barter transactions will be recorded at the fair value of the advertising surrendered only when the Company has established a historical practice of receiving cash for similar advertising transactions.

The Company also derives revenues for the registration and hostings of .MD domain names directly from its website www.GoHealth.MD and for an annual fee which will be recognized as earned.

Domain Names - Available for Sale

Domain name - available for sale, are stated at the lower of cost or market, consists of specific domain names purchased and are valued at the purchase price. When a domain name is sold, the purchase price for that specific name is removed at cost.

Website Costs

In accordance with SOP-81 website costs include only those costs paid to third parties for the purchase of websites or relating to the purchase of websites or the application development phase of website design and implementation. Those costs will be amortized over their future expected utility which is estimated to be 3-5 years.

                                     [F-9]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999
                                  (Continued)


1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Management's Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 121 (SFAS
121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS 121 requires that if facts and circumstances indicate that the cost of fixed assets or other assets may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted pre-tax cash flows associated with the asset to the asset's carrying value to determine if a write-down to market value or discounted pre-tax cash flow value would be required.

Advertising and Promotional Costs

Advertising expenditures of the Company's programs and services are expensed in the period the advertising costs are incurred. Advertising and promotional costs for the period from inception (February 23, 1999) to December 31, 1999 were $115,876.

Comprehensive Income

The Company adopted Statement of Financial Accounting Standards No. 130, (SFAS
130) "Reporting Comprehensive Income". This statement establishes rules for the reporting of comprehensive income and its components which require that certain items such as foreign currency translation adjustments, unrealized gains and losses on certain investments in debt and equity securities, minimum pension liability adjustments and unearned compensation expense related to stock issuances to employees be presented as separate components of stockholders' equity. The adoption of SFAS 130 had no impact on total stockholders' equity for the period presented in these financial statements.

Start-Up Activities

The American Institute of Certified Public Accountants recently issued Statement of Position ("SOP") 98-5, "Reporting the Costs of Start-Up Activities." SOP 98-5 requires start-up costs, as defined, to be expensed as incurred and is effective for financial statements for fiscal years after December 15, 1998. The Company currently expenses all start-up costs as incurred and the application of SOP 98-5 will have no material impact on the Company's financial statements.

                                     [F-10]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999
                                  (Continued)



1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, (APB 25) "Accounting for Stock Issued to Employees" in accounting for its employee stock option plans. Under APB 25, when the exercise price of the Company's employee stock options equals or is above the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In accounting for options granted to persons other than employees, the provisions of Financial Accounting Standards Board Statement No. 123, (FASB
123) "Accounting for Stock Based Compensation" are applied in accordance with FASB 123 at the fair value of these options.

Earnings (Loss) Per Share

The Company calculates earnings per share in accordance with SFAS No. 128, "Computation of Earnings Per Share" and SEC Staff Accounting Bulletin No. 98. Accordingly, basic earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the Preferred Stock (using the if-converted method) and shares issuable upon the exercise of stock options (using the treasury stock method); common equivalent shares are excluded from the calculation if their effect is anti-dilutive.

Income Taxes

The Company follows Statement of Financial Accounting Standards No. 109, (SFAS
109) "Accounting for Income Taxes". SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.


2.  PLAN OF OPERATIONS

For the year ended December 31, 1999, the Company had not conducted any significant business. Because of this lack of prior operations, assets and industry position, the Company must be considered a development stage company. Consequently, there can be no assurance that viable commercial operations can be achieved or sustained even if the Company is successful in raising all the capital that it requires.

The principal business is operating Healthmall.com, an Internet-based consumer healthcare network consisting of a consumer-focused interactive website and affiliate relationships with certain other websites. In November 1999, the Company changed the principal focus of business strategy from registration and marketing of .MD domain names to operating the healthcare websites. The Company intends to derive revenues by providing advertising on their website and through affiliations with other entities.

                                     [F-11]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999
                                  (Continued)



2.  PLAN OF OPERATIONS (Continued)

The website, www.Healthmall.com, which was launched in November 1999, currently has a focus on alternative healthcare with the following components:

           healthcare content on a wide variety of subjects, including information on acute ailments, chronic illnesses, nutrition, fitness and wellness, as well as alternative healthcare;

           access to healthcare practitioner databases including chiropractors, massage therapists, naturopathic physicians, and medical physicians;

           an interactive chat room; and

           tools that permit users to personalize their on-line experience.

The Company's overall plan calls for the development of network affiliates, such as health and fitness websites to provide easy access to the information and services offered on www.Healthmall.com to their respective customers. The Company has only established two network affiliates to date.

The Company also provides Internet related services directed to healthcare practitioners. To date these services have focused on chiropractors, massage therapists and naturopathic physicians. These services include the following:

          developing websites;

          providing a directory of healthcare practitioners on the Healthmall.com website; and

          registering of .MD domain names.

The Company plans to establish Healthmall.com and other websites as a trusted and comprehensive source of consumer healthcare information and services on the Internet. Healthmall.com. was created to empower consumers to better manage their personal health with comprehensive, relevant and timely information. The Company's business model is to earn advertising and subscription revenues from advertisers, merchants, manufacturers and healthcare providers who desire to reach a highly targeted community of healthcare consumers on the Internet.

The Company's strategy incorporates the following key elements:

     provide consumers with high quality healthcare content to attract users to www.Healthmall.com, and promote their loyalty to the website;

     syndicate content through affiliates to promote traffic growth;

     develop and expand on-line healthcare communities to allow users with similar health-related experiences to exchange information and gather news and knowledge in a secure, anonymous environment;

                                     [F-12]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999
                                  (Continued)


2.  PLAN OF OPERATIONS (Continued)

   provide consumers with unique features and tools; and

   provide an attractive and useful website that can deliver advertising in a highly targeted manner, thereby commanding higher advertising rates.

On December 13, 1999, the Company entered into an agreement with Dr. James Corea, trading as James Corea's Vita-labs, under which they have purchased the following rights into perpetuity:

   to operate, manage and host Dr. Corea's www.Healthyfirst.com website;

   to design or redesign the website;

   to add additional content to the website;

   to establish hyperlinks to the website; and

   to solicit and sell advertising on the website and advertise and market the website on search engines.

Under the agreement, the Company will receive 50% of the gross profits after expenses generated from the Healthyfirst.com website.

Healthyfirst.com is a health information site that is targeted towards listeners of Dr. James Corea's radio show which is aired in the Philadelphia metropolitan area. The site has a shopping cart which allows the visitor to purchase vitamins and other nutritional products. All other requests by a visitor for information as well as use of interactive tools are linked to Healthmall.com.

In order to grow operations and increase revenue, the Company needs to incur significant advertising and promotional expenses and the Company plans to hire additional personnel in all phases of their operation, particularly in order to further implement their primary operating strategy of generating revenue from:

          advertising;

          content syndication; and

          electronic commerce.

There can be no assurance that the Company will have the resources to increase their advertising and promotional expenses or to hire the necessary personnel and managers in order to achieve growth in operations and revenues, and any failure to do so could have a material adverse effect on operating results.

In addition, the Company's strategy relies on their ability to raise further capital and upon the skills of their management. There can be no assurance that they will be successful in these endeavors. Forces that can contribute to the lack of success in implementing this growth strategy include, among other things: (i) regulatory bodies and governmental regulations affecting the Company's operations, (ii) availability of funding on a timely basis, and (iii) functionality. If the Company's ability to expand their network infrastructure is constrained in any way they could lose customers and suffer damage to their operating results.

                                     [F-13]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999
                                  (Continued)


2.  PLAN OF OPERATIONS (Continued)

The Company has a very limited operating history on which to base an evaluation of their business and prospects. Their prospects must be considered in light of the risks uncertainties, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new evolving markets such as the Internet market.

In order to continue to finance operations, the Company will need to receive funds from the exercise of outstanding warrants and options or through other equity or debt financing. There can be no assurance that the Company will receive any proceeds from the exercise of warrants or options or that the Company will be able to obtain the necessary funds to fund its operations.


3.  NOTES PAYABLE

The following is a summary of the Company's notes payable at December 31, 1999:

     Payable to William Hanna on demand, with interest accrued
     at 5% per annum, unsecured                                    $25,000

     Payable to William Hanna Consultants on March 29, 2000,
     with interest accrued at 5% per annum, unsecured,
     this was repaid in full on January 20, 2000                    10,000

     Payable to William Hanna Consultants on May 2, 2000, with
     interest accrued at 5% per annum, unsecured                     3,000

     Demand Note Payable to an individual, 9%, unsecured             2,290

     Demand Note Payable to an individual, 9%, unsecured             5,090
                                                                     -----
                                                                   $45,380
                                                                    ======

4.  DUE TO OFFICER

As of December 31, 1999, the Company is indebted to an officer in the amount of $21,622. This is a noninterest bearing loan payable on demand.


5.  PROVISION FOR INCOME TAXES

For the period from inception (February 23, 1999) to December 31, 1999, the Company had a loss on common stock of $1,404,500. No tax expense or benefit has been reported in the financial statements due to the uncertainty of future operations.

                                     [F-14]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999
                                  (Continued)


6.  COMMON STOCK

The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.01 per share.

The Company issued 3,000,000 shares of Common Stock to the incorporators of the Company for $3,000.

The Company offered a total of 500 Units at a price of $5,200 per Unit, which were offered on a "best efforts, all or none" basis with respect to the first 20 units of the Company's Common Stock and a detachable warrant entitling the holder to purchase 2,000 shares of Common Stock. The Company conducted the Offering in such a manner that the Shares will be sold only to certain Accredited Investors as such term is defined in Rule 501 of Regulation D under the Act, and to not more than 35 other nonaccredited investors, and who satisfy any additional requirements of their state of residency. The pricing and the terms of the securities were arbitrarily determined by the Company and had no relationship to the Company's assets, book value or results of operations or any other generally accepted criteria of value. The Units were being offered and sold exclusively through the Company by its Officers, as well as selected dealers, if any, and their officers, directors and employees could purchase the Units on the same terms and conditions as other investors.

The minimum subscription price to investors was for $10,400 for 2 units. The Company had the discretion to accept subscription offers for lesser amounts if deemed to be in the Company's best interest and insofar as permitted by law.

Each Unit Warrant entitled the registered holder thereof to purchase up to 2,000 shares of Common Stock at a price of $2.50 per share (subject to adjustment as described herein) at any time prior to the earlier of (i) May 31, 2003 or (ii) the date that the respective Unit Warrant is redeemed. If the Company is able to complete an initial public offering ("IPO") of the Common Stock, then beginning 12 months after the IPO, the Unit Warrants will be subject to redemption by the Company at $0.10 per share of the Common Stock that remains, subject each Unit Warrant on thirty (30) days prior written notice if the average closing sales price of the Common Stock over any 10 consecutive trading days equals or exceeds 150% of the IPO price per share of Common Stock.

During 1999 and in connection with the private placement, the Company issued 96,000 shares of its Common Stock and 96,000 detachable Warrants and received proceeds of $248,600.

Also, during 1999, the Company issued 4,000 Shares and 4,000 Warrants in connection with a website purchase and valued these services at $10,400. The Company also issued 2,000 shares and 2,000 warrants for consulting services valued at $5,200.

On November 16, 1999 the Company entered into a management consulting agreement with MCOM Management Corp. ("MCOM") for management consulting, strategic planning and marketing and advisor services. The agreement requires the Company to compensate the management consulting company $5,000 per month through October 2000, issue to the consultant 300,000 shares of its common stock and requires the Company to issue warrants to the consultant to purchase 500,000 shares of the Company's common stock at exercise prices of $1.00 for the first 100,000 shares and $2.00 per share for the next 400,000 shares. In connection with this transaction, the Company recorded an expense of $1,050,000 for the 300,000 shares granted, the market value of the Company's common stock at the date of the agreements, and $850,000 for the intrinsic value of the warrants to purchase 500,000 shares of the Company's common stock. These costs will be amortized over the term of the consulting agreement. On December 13, 1999, 50,000 of the $1.00 warrants were exercised and the Company issued 50,000 shares of its common stock and received proceeds of $50,000.

                                     [F-15]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999
                                  (Continued)


6.  COMMON STOCK (Continued)

On December 22, 1999, the Company issued, in connection with a private placement offering, Series A warrants to purchase 269,500 shares of its common stock at an exercise price of $1.00 per share until December 31, 2002. The warrants were sold for $1.00 per common stock purchase warrant and resulted in the Company receiving subscriptions totaling $269,500. The market price of the Company's common stock at December 22, 1999 was $5.00 per share and created a beneficial conversion feature to the warrant holders amounting to $3.00 per warrant. As a result of this transaction, the Company recorded $808,500 as a charge in computing net loss on common stock.

From January 1 to January 11, 2000, the Company sold 110,000 additional Series A warrants in connection with their private placement. This included 75,000 warrants purchased by MCOM on January 10, 2000. The total Series A warrants sold amounted to $379,500, all of which was received during the first quarter of 2000. In addition, $90,000 Series A warrants were exercised during the first quarter of 2000. The Company will record an estimated $330,000 charge to common stock in fiscal year 2000 as a result of the beneficial conversion feature to the purchasers of the additional 110,000 Series A warrants.


7.  COMMITMENTS AND CONTINGENCIES

Employee Stock Options

The Company has reserved a total of 500,000 shares of its Common Stock for grants of stock options to employees. A total of 230,000 options with an exercise price of $.50 per share with terms expiring seven (7) years from the respective dates of the grant have been granted to two of the Company officers and directors as of December 31, 1999. All future grants are to have an exercise price above $1.50 per share.

As referred to in Note 1, The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123 ("FASB" 123"), "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market value of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information in accordance with FASB 123 is required to present net loss and loss per share as if the Company had accounted for the employee stock options under the fair value method of that statement. FASB 123 also provides that if it is not possible to reasonably estimate the fair value of an option at the grant or measurement date, then the compensation cost shall be based on the current intrinsic value of the award which was determined to be immaterial.

Other Stock Options

On May 7, 1999 the Company granted 30,000 options to a consulting firm for services rendered at an exercise price of $.50 per share. These options which expire May 7, 2000 contain piggyback registration rights. The fair value of these other stock options were estimated according to FASB 123 at the grant dates using the Black Scholes option pricing model and were determined to be immaterial.

                                     [F-16]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999
                                  (Continued)



7.  COMMITMENTS AND CONTINGENCIES (Continued)

Other Stock Options (Continued)

On May 26, 1999 the Company granted 10,000 options to investment banking consultants for services rendered at exercise prices of $.50 per share for 5,000 options and $1.00 for 5,000 options. These options which expire May 26, 2006 contain piggyback registration rights. The fair value of these other stock options were estimated according to FASB 123 at the grant dates using the Black Scholes option pricing model and were determined to be immaterial.

On June 12, 1999 the Company granted 20,000 options to a professional consultant for services rendered. The options, which expire on June 12, 2006, which include piggyback registration rights, are exercisable 10,000 at an exercise price of $1.00 and 10,000 at an exercise price of $1.50. The fair value of these other stock options were estimated according to FASB 123 at the grant dates using the Black Scholes option pricing model and were determined to be immaterial.

In August 1999 the Company granted to two consultants who assisted in the development of the Company's website, nonqualified stock options for the right to purchase 175,000 shares of the Company's Common Stock. The options have an exercise price of $1.00 and expire on July 2009 and contain piggyback registrations rights. The fair value of these other stock options were estimated according to FASB 123 at the grant dates using the Black Scholes option pricing model and were determined to be immaterial.

Government Regulation

The Company is subject to local state and federal laws of the jurisdiction that it operates in. The Company also believes that it will be subject to all jurisdictions of its participants and clients.

Litigation

The Company is not a party to any litigation, nor is management aware of any litigation currently threatened against the Company or any of its officers or directors in their capacity as such.

Employment Agreements

The current officers and directors of the Company have entered into agreements with the Company that state that they will forego salaries until the Company's revenues exceed $1,000,000 or at the discretion of the Board of Directors.


8.  SUBSEQUENT EVENTS

On February 4, 2000, the Company granted to a consultant an option to purchase 100,000 shares of its common stock at an exercise price of $1.00 until December 31, 2001.

                                     [F-17]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999
                                  (Continued)



8.  SUBSEQUENT EVENTS (Continued)

On January 24, 2000, the Company entered into an agreement and acquired the right, title and interest to the Healthsites.com domain name from a third party. The Company plans to operate the website and on March 23, 2000, the Company introduced a new Internet search engine service using this domain name, which assists both consumers seeking to increase traffic to their website as well as their visibility to consumers. The website's search service is designed to generate revenue based on the number of consumer click-throughs resulting from an advertiser's listing on the website. The Company acquired these assets for the purchase price of $20,000, the issuance of 50,000 shares of its common stock valued at approximately $200,000 and the issuance of an option valued at approximately $200,000, to purchase 100,000 shares at a price of $2.00 per share until August 27, 2009. The Company intends to amortize these costs over three years.

On March 10, 2000 the Company entered into a one year consulting agreement whereby the consultant has agreed to provide the company with the following services:

(i) develop prospects, schedule meetings, assist in negotiation of contracts with health related companies; (ii) provide strategic marketing and sales expertise; (iii) assist in raising capital; (iv) consult on corporate planning and growth; and (v) assist in identifying suitable candidates for the management team.

 In connection with this agreement, the Company will issue 10,000 shares of its common stock and a warrant to purchase 100,000 shares of common stock at $1.50 per share until March 10, 2005.


9.  EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR'S
REPORT

On April 20, 2000, the Company entered into an agreement with a consultant under which the Company has agreed to pay $7,800 per month for services rendered beginning on February 1, 2000, and extending indefinitely until cancelled by either of the parties upon 2 days written notice. Also pursuant to this agreement, the Company has agreed to issue up to 200,000 shares of common stock in accordance with a schedule, beginning on April 20, 2000 and ending February 1, 2001.

The Company will record a consulting expense upon each scheduled issuance of shares of common stock in conjunction with this agreement. Therefore, the Company would be liable for a consulting expense estimated to be approximately $650,000, based upon the market price of a share of common stock on April 20, 2000, as if all the shares were issued upon the signing of the agreement. However, the consulting expense will be measured at each issuance date and may vary substantially from $650,000 as the market price of the Company's common stock changes.

On April 27, 2000, the Company borrowed $20,000 from William Hanna Consultants Inc., a company whose principal shareholder is also a principal stockholder, officer and director of the Company. On May 5, 2000, this obligation was repaid in full.

Also on April 27, 2000, the Company issued 50,000 shares of its common stock and received $50,000 upon the exercise of the remaining $1.00 warrants issued to MCOM Management Corp. in connection with the November 16, 1999 consulting agreement.

On May 30, 2000, the Company granted 1,000 options to a consultant for services rendered during the second quarter of 2000. The options which vested immediately, can be exercised until June 30, 2002, at $1.00 per share. Also on this date, the Company issued 100,000 shares of common stock to a consultant for services to be rendered through September 30, 2000. The Company will recognize consulting expenses of approximately $4,000, the intrinsic value of the options at the date of grant, and approximately $500,000, the intrinsic value of the stock, over the period of the agreements.

On June 20, 2000, the Company granted to three different consultants, a total of 70,000 options to purchase common stock at $2.00 per share until June 30, 2002. The options which vested immediately were granted in consideration for services rendered by these consultants during the second quarter of 2000. The Company will recognize consulting expense of approximately $157,500 in the second quarter of 2000 based upon the intrinsic value of these options on the date they were granted.

Also, on June 20, 2000, the Company sold 50,000 Series A warrants for $50,000 to an investor. As indicated in Note 6, these warrants can be exercised at $1.00 per share until December 31, 2002. The market price of the Company's common stock on June 20, 2000 was $4.25, and created a beneficial conversion feature to the warrent holder of $2.25 per warrant. As a result of this transaction the Company will record $112,500 in the second quarter of 2000 as a charge in computing net loss on common stock.

On June 8,2000, the Company issued 50,000 shares of its common stock and received $100,000 upon the exercise of $2.00 warrants issued to MCOM in connection with the November 16, 1999 consulting agreement.

                                     [F-18]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS


                                              March 31,       December 31,
                                              2000            1999
                                             (Unaudited)     (Audited)
ASSETS

Current Assets:
     Cash                                     $   171,546     $    38,791
     Accounts receivable                                -              48
     Prepaid expenses                              10,083           3,800
     Domain names - available for sale             38,834          38,834
                                                  -------          ------
            Total Current Assets                  220,463          81,473

Furniture and equipment, net                       10,750           4,521
Website costs, net of accumulated amortization
  of $17,297 at March 31, 2000 and -0- at
  December 31, 1999                               463,603          60,900
Deposits                                              500           5,500
                                                  -------         -------
                    TOTAL ASSETS              $   695,316     $   152,394

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
     Notes payable                            $    35,380     $    45,380
     Accounts payable                             228,485          66,042
     Accrued expenses                              24,694           9,694
     Accrued interest payable                       9,989           9,614
     Due to former officer                              -           1,340
     Due to officer                                21,622          21,622
                                                 --------         -------
          Total Liabilities                       320,170         153,692
                                                  -------         -------
Stockholders' Equity (Deficit):
     Common stock ($.01 par value, 25,000,000
     shares authorized, 4,299,117 shares
     issued and outstanding at March 31, 2000;
     4,149,117 shares at December 31, 1999         42,991          41,491
     Additional paid-in capital                 4,870,094       3,214,594
   Series A warrants subscriptions receivable           -        (269,500)
     Unamortized consulting expense, net of
     accumulated amortization of $848,917 at
     March 31, 2000 and $316,667  at
     December 31, 1999                         (1,738,083)     (1,583,333)
     Retained earnings (deficit)               (2,799,856)     (1,404,550)
                                                ---------       ---------
          Total Stockholders' Equity (Deficit)    375,146          (1,298)

          TOTAL LIABILITIES AND STOCKHOLDERS'
                    EQUITY (DEFICIT)          $   695,316     $    152,394
                                                  =======          =======

   The accompanying notes are an integral part of these financial statements.

                                      [F-19]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                              For the Three Months Ended
                                                   March 31,     March 31,
                                                    2000           1999

Sales:
     Advertising revenue                         $       461     $       -
     Domain name sales                                     -           200
   Cost of sales                                           -          (140)
                                                         ---           ---
         Gross Profit                                    461            60
                                                         ---           ---
Other Expenses:
     General and administrative
      (including depreciation
       of $875 for the three
       months ended March 31, 2000)                  169,818         5,586
     Marketing and license fees                      162,276             -
     Website costs (including amortization
     of $17,297 for the three months
     ended March 31, 2000)                            53,882           188
     Advertising and promotion                        70,222         2,266
     Consulting fees (including amortization
     of $532,250 for the three months ended
     March 31, 2000)                                 596,693             -
     Content costs                                    12,500             -
     Interest expense                                    376             -
                                                   ---------       -------
                                                   1,065,767         8,040
                                                   ---------       -------
Net Loss                                          (1,065,306)       (7,980)

Beneficial Conversion Feature of Warrants            330,000
                                                   ---------        ------
Net Loss on Common Stock                         $(1,395,306)    $  (7,980)
                                                   =========         =====
Loss per Share:
     Basic loss per share                        $      (.32)    $     0.00
                                                         ===            ===
     Diluted loss per share                      $      (.32)    $     0.00
                                                         ===            ===
     Basic common shares outstanding               4,299,117      3,000,000
                                                   =========      =========
     Diluted common shares outstanding             4,299,117     3,000,000
                                                   =========     =========


   The accompanying notes are an integral part of these financial statements.

                                       [F-20]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                   For the Three Months Ended
                                                       March 31,     March 31,
                                                       2000          1999
Cash Flows from Operating Activities:
     Net loss on common stock                      $(1,395,306)  $  (7,980)
     Adjustment to reconcile net loss to net cash
       used in operating activities:
         Amortization                                  549,547           -
         Depreciation                                      875           -
         Value of contributed services by officers      40,000           -
         Beneficial conversion feature                 330,000           -
     Changes in assets and liabilities:
         Decrease in accounts receivable                    48           -
         Increase in prepaid expenses                   (6,283)          -
       Decrease in deposits                              5,000           -
         Increase in Domain names - available for sale             (13,987)
         Increase in stock proceeds receivable               -      (3,000)
         Increase in accounts payable                  162,443      13,258
         Increase in accrued expenses                   15,000           -
         Increase in accrued interest payable              375           -
                                                       -------     -------
          Net cash used in operating activities       (298,301)    (11,709)
                                                       -------      ------
Cash Flows from Investing Activities:
     Purchase of equipment                              (7,104)          -
     Purchase of website                               (20,000)          -
                                                        ------      ------
          Net cash used in investing activities        (27,104)          -
                                                        ------      ------
Cash Flows from Financing Activities:
     Proceeds from sale of common stock
     and stock warrants                                200,000       3,000
     Proceeds (payoff) of notes payable                (10,000)     10,200
     Payoff of notes payable to former officer          (1,340)          -
     Proceeds from collection of Series A
     warrants subscribed for                           269,500           -
                                                       -------     -------
          Net cash provided by financing activities    458,160      13,200
                                                       -------     -------
Net Increase in Cash                                   132,755       1,491

Cash, Beginning of Period                               38,791           -
                                                       -------     -------
Cash - End of Period                               $   171,546   $   1,491
                                                       =======     =======
Supplemental Disclosures of Cash Flow Information:
     Cash paid during the period for:
       Interest                                    $         -   $       -
                                                       =======     =======
       Taxes                                       $         -   $       -
                                                       =======     =======
Supplemental Disclosures of Non-Cash Investing and
  Financing Activity:
    Purchase of website in exchange
     for common stock                              $   400,000   $       -
                                                       =======     =======

   The accompanying notes are an integral part of these financial statements.

                                     [F-21]

                               GOHEALTH.MD, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1

Nature of Business

GoHealth.MD, Inc. ("GoHealth" or "Company"), a development stage company, was incorporated under the laws of the State of Delaware on February 23, 1999. GoHealth.MD, Inc. is engaged in providing through the Internet an advertising network and Internet presence for independently-owned health food stores, health care providers and others.

On November 10, 1999, GoHealth and Nugget Exploration, Inc. (collectively with its subsidiaries herein referred to as "Nugget") completed a planned Stock Exchange Agreement and Plan of Merger. Under the terms of the agreement, GoHealth became a wholly-owned subsidiary of Nugget and a wholly-owned subsidiary of Nugget merged with and into GoHealth. The stockholders of GoHealth received one share of common stock of Nugget for each share of GoHealth common stock held, resulting in the current stockholders of GoHealth owning approximately 81% of Nugget common stock.

Principles of Consolidation

The accompanying financial statements consolidate the accounts of the parent company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements include the results of operations of Nugget since November 10, 1999.


NOTE 2

The December 31, 1999 balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles. In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the financial position as of March 31, 2000 and the statements of operations for the three months ended March 31, 2000 and 1999 and the statements of cash flows for the three months ended March 31, 2000 and 1999.

The statements of operations for the three months ended March 31, 2000 and 1999 are not necessarily indicative of results for the full year.

While the Company believes that the disclosures presented are adequate to make the information not misleading, these financial statements should be read in conjunction with the financial statements and accompanying notes included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.


NOTE 3

Earnings per share are based on the weighted average number of common shares outstanding including common stock equivalents.

NOTE 4

Subsequent Events

On April 20, 2000, the Company entered into an agreement with a consultant under which the Company agreed to pay $7,800 per month for services rendered beginning on February 1, 2000, and extending indefinitely until canceled by either of the parties upon 2 days written notice. Also pursuant to this agreement, the Company agreed to issue up to 200,000 shares of common stock in accordance with a schedule, beginning on April 20, 2000 and ending February 1, 2001.

The Company will record a consulting expense upon each scheduled issuance of shares of common stock in conjunction with this agreement. Therefore, the Company would be liable for a consulting expense estimated to be approximately $650,000, based upon the market price of a share of common stock on April 20, 2000, as if all the shares were issued upon the signing of the agreement. However, the consulting expense will be measured at each issuance date and may vary substantially from $650,000 as the market price of the Company's common stock changes.

On April 27, 2000, the Company borrowed $20,000 from William Hanna Consultants Inc., a company whose principal shareholder is also a principal stockholder, officer and director of the Company. On May 5, 2000, this obligation was repaid in full.

Also on April 27, 2000, the Company issued 50,000 shares of its common stock and received $50,000 upon the exercise of the remaining $1.00 warrants issued to MCOM Management Corp. in connection with a November 16, 1999 consulting agreement.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that we shall, to the fullest extent permitted by the laws of the State of Nevada, as the same may be amended and supplemented, indemnify our officers and directors under said laws, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of security holders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to benefit of the heirs, executors, and administrators of such a person. We have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or control person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such issue.

ITEM 25.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses of this offering, all of which we will pay:

SEC Registration Fee                               $ 1,600
Blue Sky Fees and Expenses                           7,000
Accounting Fees and Expenses                        15,000
Legal Fees and Expenses                             60,000
Printing and Engraving Expenses                      2,500
Transfer Agent and Registrar Fees and Expenses       1,000
Miscellaneous                                        5,000

                    Total                          $93,100

                                     [II-1]

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES

     All securities we sold during the last fiscal year were made pursuant to exemptions under Section 4(2) under the Securities Act of 1933, as amended (the "Act"), to accredited investors pursuant to Rule 506 under the Act. No underwriting discounts or commissions were paid in connection with any of these securities.

     On June 22, 1998, for $15,100, we issued 48,709 shares of common stock to a designee of Ken W. Kurtz, First Avenue, Ltd., a Utah limited partnership in which Ken Kurtz is the general partner. Ken W. Kurtz is an accredited investor and a shareholder of our company at the time of the purchase.

     MCOM Management Corp. ("MCOM"), a Delaware corporation, was issued 300,000 shares of our common stock and warrants to purchase 500,000 shares of our common stock pursuant to a November 16, 1999 management consulting agreement. MCOM is wholly owned by Michael Morfit, an accredited investor. MCOM agreed to render management consulting, strategic planning and marketing and advisory services in exchange for (i) $5,000 per month through October 2000, (ii) 300,000 shares of our common stock and (iii) warrants to purchase 500,000 shares of our common stock through December 31, 2001 at exercise prices of $1.00 for the first 100,000 shares and $2.00 per share for the next 400,000 shares. On each of December 13, 1999 and April 27, 2000, MCOM exercised warrants to purchase 50,000 shares of our common stock and tendered
$50,000 for the $1.00 per share warrant exercise price.   On June 8, 2000,
MCOM exercised warrants to purchase 50,000 shares of our common stock and tendered $100,000 for the $2.00 per share warrant exercise price.

     On January 10, 2000, MCOM also acquired a warrant for 75,000 shares of our common stock for $75,000 and, on the same day, exercised the warrant to purchase 75,000 shares of our common stock for another $75,000. The warrants were purchased in our private placement described in the next paragraph.

     From November 12, 1999 to June 20, 2000, we conducted a private placement of Series A Warrants to purchase shares of our common stock to the following persons, who were stockholders of our company as a result of the November 10, 1999 merger with GoHealth.MD, Inc., the Delaware corporation. Each of these warrants were purchased for $1.00, have an exercise price of $1.00 per share and expire on December 31, 2002.

Stockholder                    Shares Issuable Upon Exercise of Warrants
Martin Ciner                         20,000
Michael Marks                        15,000
Scott Hankinson                      150,000
Marketing Management Professionals   15,000
Joseph McGowen                       15,000
Robert Lipinski                      50,000
Thomas Capato                        10,000
Frank Casey                          15,000
Anthony Iancale                      2,000
Thomas Flynn, Sr.                    2,000
Thomas Flynn, III                    10,000
Dawn Polizzi                         5,000
Anthony Pietrafesa                   10,000
Mark Keminosh                        8,000
Joseph DiGaetano                     25,000
Alexander Zlatnik                    2,500

     Only Michael Marks and MCOM have exercised their warrants.

                                     [II-2]

     On January 20, 2000, we entered into an agreement with Prometrics Consulting, Inc., a Pennsylvania corporation, which is wholly owned by Marc Duey, an accredited investor, for the purchase of all Prometrics' interest in the domain name, Healthsites.com and for Prometrics providing us with 100 hours of advisory services regarding developing Healthsites.com as a search engine and in assisting us in developing strategic alliances for the Healthsites.com website. We paid to Prometrics $20,000 in cash, issued Prometrics 50,000 shares of our common stock and an option to purchase 100,000 shares of our common stock at $2.00 per share until August 27, 2009.

     On February 4, 2000, we issued to Mr. Flynn, one of our shareholders a warrant to purchase 100,000 shares of our common stock for $1.00 per share until December 31, 2001 in consideration for legal services performed in connection with the Healthsites.com transaction.

     On March 10, 2000, we entered into a business consulting agreement with American Benefit Systems, Inc., a New Jersey corporation, which is wholly owned by Daniel Lanktree, an accredited investor. The Consulting Agreement is for a term of one year and provides that American Benefit System, Inc. will
(i) develop prospects, schedule meetings, assist in negotiation of contracts with health related companies; (ii) provide strategic marketing and sales expertise; (iii) assist in raising capital; (iv) consult on corporate planning and growth; and (v) assist in identifying suitable candidates for our management team. In connection with this agreement we issued 10,000 shares of our common stock and 100,000 warrants to purchase shares of our common stock at $1.50 per share until March 10, 2005.

     On April 20, 2000, we entered into a consulting agreement with Joel Johnston, for website development services extending indefinitely until canceled by either of the parties upon two days written notice. Mr. Johnston has provided website development services for us since February 1, 2000. Pursuant to this agreement, we issued 25,000 shares of our common stock to Mr. Johnston and agreed to issued to Mr. Johnston an additional 25,000 shares of our common stock on each of June 1, 2000, July 1, 2000, October 1, 2000, November 1, 2000, December 1, 2000, January 1, 2000, and February 1, 2000, provided that the consulting agreement has not been terminated by either party prior to the applicable date.

     On May 30, 2000, we entered into a consulting agreement with Logan Chamberlin, an accredited investor, to provide us with consulting services regarding alternative medicine applications in the Company's websites for the period from May 15, 2000 to September 30, 2000. Pursuant to the consulting agreement, we issued Mr. Chamberlin 100,000 shares of our common stock.

     On May 30, 2000, we issued Robert Savar, an accredited investor, an option to purchase 1,000 shares of our common stock at $1.00 per share until June 30, 2002 in consideration for services Mr. Savar performed from April 1, 2000 to May 30, 2000 in connection with a web design project.

     On June 20,2000, we issued Richard Ropka an option to purchase 25,000 shares of our common stock at $2.00 per share until June 30, 2002 in consideration for legal services Mr. Ropka performed, or is required to perform, for the period from April 1, 2000 to June 30, 2000.

     On June 20, 2000, we issued to Jack P. Phelan, an accredited investor, an option to purchase 20,000 shares of our common stock at $2.00 per share until June 30, 2002 in consideration for financial consulting services Mr. Phelan performed, or is required to perform, from April 1, 2000 to June 30, 2000.

                                     [II-3]

     On June 20, 2000, we issued to Steven Goldberg and option to purchase 25,000 shares of our common stock at $2.00 per share until June 30, 2002 in consideration for administrative and support services Mr. Goldberg performed, or is required to perform from April 1, 2000 to June 30, 2000.

     Pursuant to our obligations under the November 10, 1999 merger, we issued options to purchase shares of our common stock to holders of options to purchase shares of common stock of GoHealth.MD Inc., the Delaware corporation. The options to purchase shares of our common stock contained the same terms as the option holders had received from GoHealth.MD, Inc., the Delaware corporation, prior to the merger. The persons listed below originally received their options between May 1999 and August 1999 in recognition of services they had rendered to GoHealth.MD, the Delaware corporation, prior to the merger. The options were granted to Drs. Gettson and Benn, both of whom are medical professionals, for their assistance in designing and formatting our website to attract other medical professionals. Mr. Kishbaugh is an attorney who accepted the options in lieu of payment for the legal services he rendered in connection with our contract with Dr. James Corea, related to the
website www.healthyfirst.com.   Millennium Consulting, Inc., and Messrs.
Madden and Crooks received their options in consideration for their services regarding the structuring of terms of our private placement. The President of Millennium is the wife of Gary Crooks. These options are exercisable at prices ranging from $0.50 to $1.50, with the exception of the options held by Harvey Benn and Frank Gettson, which have an exercise price of $1.00 per share, but which price is subject to a fair market value revision. The options held by Millennium and Messrs. Crooks and Madden expire in May 2006, while Mr. Kishbaugh's options expire in June 2006, and Messrs. Benn and Gettson's options expire in July 2009.

Stockholder                    Shares Issuable Upon Exercise of Options

Millennium Consulting, Inc               30,000
Gary Crooks                              5,000
John Madden                              5,000
Harvey Benn                              150,000
Frank Gettson                            25,000
J. Eric Kishbaugh                        20,000

     We issued to the following persons unregistered shares of our common stock in connection with the November 10, 1999 merger in exchange for an equal number of shares of common stock of GoHealth.MD, Inc., the Delaware corporation. All of these persons were the founders of GoHealth.MD, Inc., the Delaware corporation, and were originally issued the aggregate 3,000,000 shares from GoHealth.MD, Inc., the Delaware corporation, at par value of $0.001 per share, or $3,000.

Sandra Vernon                            2,000,000
William Hanna                            500,000
Kevin O'Donnell                          500,000

     On February 23, 1999, GoHealth.MD Inc., the Delaware corporation, granted two of its executive officers, Kevin O'Donnell and William Hanna, stock options to each purchase 115,000 shares of its common stock with an exercise price of $0.50 per share. These options expire on February 23, 2006.
Pursuant to the November 10, 1999 merger, we assumed the rights and obligations under these option agreements and issued replacement options to Messrs. O'Donnell and Hanna under the same terms.

                                     [II-4]

     The remainder of securities we issued without registration under the Act within the last fiscal year were also issued pursuant to the November 10, 1999 merger. The stockholders set forth below received the same number of shares of our common stock and warrants to purchase shares of our common stock as they had held with GoHealth.MD Inc., the Delaware corporation, at the time of the merger. The shares of common stock and warrants to purchase common stock were originally issued pursuant to a private placement conducted between February 1999 and November 1999. Pursuant to this private placement, units were offered at a price of $5,200 per unit, with each unit entitling an investor to 2,000 shares of common stock and a warrant entitling the holder to purchase 2,000 shares of common stock at $2.50 per share (subject to
adjustment), at any time prior to September 30, 2003.   A total of 51 units,
or 102,000 shares of common stock and 102,000 warrants to purchase shares of common stock, were issued in this private placement, in exchange for: (i) proceeds of $249,600 for 96,000 shares and 96,000 warrants, (ii) Internet website assets valued at $10,400 for 4,000 shares and 4,000 warrants (2,000 shares and 2,000 warrants were issued to Moiz Balkhi and 2,000 shares and 2,000 warrants were issued to Robert H. Savar in separate transactions for separate assets); (iii) consulting services rendered by William Bromley, a doctor of chiropractic, in connection with his assistance in the design and format of our website, valued at $5,200 for 2,000 shares and 2,000 warrants.

Shareholder                               Number of Shares and Warrants Issued
Robert Deacon, Sr.                           2,667
Robert Deacon, Jr.                           2,667
Frank Casey                                  4,000
Albert DiPasquale, M.D.                      2,000
Thomas Flynn, III, Esq.                      4,000
Scott Hankinson, M.D.                        4,000
Marc Kahn, M.D.                              4,000
Michael Marks, Esq.                          4,000
Joseph McGowan, Jr., Esq.                    2,000
Mullica Hill-Family Practice                 4,000
Anthony Pietrafesa                           2,666
Moiz Balkhi                                  2,000
Market Management Professionals, Inc.        2,000
Alexander Zlatnik, MD                        4,000
J. Erik Kishbaugh, Esq.                      12,000
Martin Ciner                                 2,000
Harvey Benn, D.O.                            10,000
Frank J. Gettson, D.C.                       10,000
Market Management Professionals, Inc.        2,000
Robert Lipinski                              2,000
Thomas Capato                                2,000
Joseph DiGaetano                             2,000
Mark Keminosh, D.C.                          4,000
William Bromley, D.C.                        2,000
Anthony Iancale                              2,000
Dawn Polizzi                                 4,000
Thomas Flynn, M.D.                           4,000

                                     [II-5]

ITEM 27.EXHIBITS

Number     Description

2.1* Stock Exchange Agreement and Plan of Merger dated September 30, 1999, by and between Nugget Exploration, Inc., Nugget Holding Company and GoHealth.MD, Inc.

3.1*       Articles of Incorporation, as amended

3.2*       By-Laws of Nugget Exploration, Inc.

3.3*       Articles of Incorporation of GoHealth.MD, Inc.

3.4*       By-Laws of GoHealth.MD, Inc.

4.1* Management Consulting Agreement dated November 1999, by and between Nugget Exploration, Inc. and MCOM Management Corp.

4.2* Stock Option Agreement dated August 27, 1999, by and between GoHealth.MD, Inc. and Harvey Benn

4.3* Stock Option Agreement dated August 27, 1999, by and between GoHealth.MD, Inc. and Frank Gettson.

4.4* Stock Option Agreement dated May 7, 1999, by and between GoHealth.MD, Inc. and Millennium Consulting, Inc.

4.5* Stock Option Agreement dated May 26, 1999, by and between GoHealth.MD, Inc. and Gary Crooks

4.6* Stock Option Agreement dated May 26, 1999, by and between GoHealth.MD, Inc. and John Madden

4.7* Stock Option Agreement dated June 12, 1999, by and between GoHealth.MD, Inc. and J. Eric Kishbaugh

4.8* Master Series A Warrant by and between GoHealth.MD, Inc. and various persons, pursuant to a private placement.

4.9* Master Unit Warrant by and between GoHealth.MD, Inc. and various persons, pursuant to a private placement of shares of common stock and warrants.

5.1        Opinion of Hale & Schenkman

10.1* $10,000 Note dated March 29, 1999, by and between GoHealth.MD, Inc. and William Hanna Consultants, Inc.

10.2* $25,000 Note dated April 26, 1999, by and between GoHealth.MD, Inc. and William Hanna.

10.3* $3,000 Note dated May 2, 1999, by and between GoHealth.MD, Inc. and William Hanna Consultants, Inc.

10.4* Contract of Sale dated April 26, 1999, and between GoHealth.MD, Inc. and Robert H. Savar.

10.5* Contract of Sale dated April 26, 1999, by and between GoHealth.MD, Inc. and Computerized Professional Enrichment Services Contract of Sale.

10.6* Independent Reseller Agreement dated March 22, 1999, by and between GoHealth.MD, Inc. and Domain Name Trust, Inc.

10.7* Agreement dated November 16, 1999, by and between GoHealth.MD, Inc. and Domain Name Trust, Inc.

10.8* Agreement dated May 5, 1999, by and between GoHealth.MD, Inc. and PR Newswire.

10.9* Agreement dated December 13, 1999, by and between GoHealth.MD, Inc. and Company X t/a James Corea's Vita-Labs.

10.10* Consulting Agreement dated August 23, 1999, by and between GoHealth.MD, Inc. and Frank Gettson.

10.11* Consulting Agreement dated August 23, 1999, by and between GoHealth.MD, Inc. and Harvey Benn.

10.12* Consulting Agreement dated November 30, 1998 by and between Nugget Exploration, Inc. and Ken W. Kurtz, incorporated herein by reference from the Company's previous filings.

10.13* Financial Consulting Agreement dated March 5, 1998, by and between Nugget Exploration, Inc. and Park Street Investments, Inc.

10.14* Business Consulting Agreement dated March 10, 2000 by and between GoHealth.MD, Inc. and American Benefit Systems, Inc.

10.15* Contract of Sale dated January 20, 2000 by and between GoHealth.MD, Inc. and Prometrics Consulting, Inc.

10.16 Consulting Agreement dated April 20, 2000 by and between GoHealth.MD, Inc. and Joel Johnston

10.17 Consulting Agreed dated May 30, 3000 by and between GoHealth.MD, Inc. and Logan Chamberlin

10.18 Stock Option Agreement between GoHealth.MD, Inc. and Richard Ropka dated June 20, 2000.

10.19 Stock Option Agreement between GoHealth.MD, Inc. and Robert Savar dated May 30, 2000.

10.20 Stock Option Agreement between GoHealth.MD, Inc. and Jack P. Phelan dated June 20, 2000.

10.21 Stock Option Agreement between GoHealth.MD, Inc. and Steven Goldberg dated June 20, 2000.

10.22 Warrant Agreement between GoHealth.MD, Inc. and Thomas Flynn, III dated February 4, 2000

16**     Letter from Former Accountant

21.1*    List of subsidiaries

23.2     Consent of Samuel Klein & Company

23.3     Consent of Hale & Schenkman, included in Exhibit 5.1

*  Previously filed

**Previously filed on Form 8-K/A dated April 20, 2000, and incorporated herein by reference.

                                     [II-6]

ITEM 28.     UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii)reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii)include any additional or changed material information on the plan of distribution.

     (3)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cherry Hill, State of New Jersey, on this 26th day of June, 2000.

                                               GoHealth.MD, Inc.

                                               By:/s/ Leonard F. Vernon
                                               Leonard F. Vernon
                                               Title: President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                    TITLE                       DATE

/s/ Leonard F. Vernon       President, Director          June 26, 2000
Leonard F.Vernon

/s/ William Hanna         Vice President, Assistant      June 26, 2000
William Hanna             Secretary & Director

                                     [II-7]

                               GoHEALTH.MD, INC.
                                   FORM SB-2
                               INDEX TO EXHIBITS

EXHIBIT
NO.                 DESCRIPTION

5.1                Opinion of Hale & Schenkman

10.16 Consulting Agreement dated April 20, 2000 by and between GoHealth.MD, Inc. and Joel Johnston

10.17 Consulting Agreement dated May 30, 2000 by and between GoHealth.MD, Inc. and Logan Chamberlin

10.18 Stock Option Agreement between GoHealth.MD, Inc. and Richard Ropka dated June 20, 2000.

10.19 Stock Option Agreement between GoHealth.MD, Inc. and Robert Savar dated May 30, 2000.

10.20              Stock Option Agreement between GoHealth.MD, Inc. and Jack P.
                   Phelan dated June 20, 2000.

10.21 Stock Option Agreement between GoHealth.MD, Inc. and Steven Goldberg dated June 20, 2000.

10.22 Warrant Agreement between GoHealth.MD, Inc. and Thomas Flynn, III dated February 4, 2000

23.2               Consent of Samuel Klein & Company

All exhibits referenced are included herewith.